Exhibit 3.5

Consolidated Financial Statements of

TERANGA GOLD CORPORATION

For the periods ended December 31, 2012 and 2011

CONSOLIDATED FINANCIAL STATEMENTS OF
TERANGA GOLD CORPORATION
DECEMBER 31, 2012

TABLE OF CONTENTS

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

CONSOLDIATED STATEMENTS OF CHANGES IN EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL INFORMATION	1

2.	DE-MERGER FROM MINERAL DEPOSITS LIMITED (“Demerger”)	1

3.	BASIS OF PREPARATION	3

4.	SIGNIFICANT ACCOUNTING POLICIES	4

5.	CHANGE IN ACCOUNTING POLICIES	13

6.	FUTURE ACCOUNTING POLICIES	16

7.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY	18

8.	REVENUE	20

9.	COST OF SALES	21

10.	ADMINISTRATION EXPENSES	21

11.	FINANCE COSTS	21

12.	INCOME TAX	21

13.	TRADE AND OTHER RECEIVABLES	22

14.	INVENTORIES	23

15.	FINANCIAL DERIVATIVE ASSETS	23

16.	OTHER ASSETS	24

17.	PROPERTY, PLANT AND EQUIPMENT	25

18.	MINE DEVELOPMENT EXPENDITURE	26

19.	INTANGIBLE ASSETS	27

20.	TRADE AND OTHER PAYABLES	27

21.	BORROWINGS	28

22.	FINANCIAL DERIVATIVE LIABILITIES	29

23.	PROVISIONS	30

24.	ISSUED CAPITAL	31

25.	AVAILABLE FOR SALE FINANCIAL ASSETS	31

26.	RESERVE	32

27.	EARNINGS/(LOSS) PER SHARE ((EPS/(LPS))	33

28.	DIVIDENDS	33

29.	COMMITMENTS FOR EXPENDITURE	33

30.	LEASES	34

CONSOLIDATED FINANCIAL STATEMENTS OF
TERANGA GOLD CORPORATION
DECEMBER 31, 2012

(in $000’s of United States dollars, except share amounts)

31.	CONTINGENT LIABILITIES	35

32.	EXPLORATION LICENCES AND JOINTLY CONTROLLED OPERATIONS AND ASSETS	36

33.	CONTROLLED ENTITIES	37

34.	CASH FLOW INFORMATION	37

35.	FINANCIAL INSTRUMENTS	38

36.	SHARE BASED COMPENSATION	44

37.	SEGMENT REPORTING	48

38.	KEY MANAGEMENT PERSONNEL COMPENSATION	49

39.	RELATED PARTY TRANSACTIONS	49

40.	APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS	49

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements of the Company have been prepared by management in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Management acknowledges responsibility for the preparation and presentation of the consolidated financial statements, including responsibility for significant accounting judgments and estimates and, where relevant, the choice of accounting principles. Management maintains an appropriate system of internal controls to provide reasonable assurance that transactions are authorized, assets safeguarded, and proper records maintained.

The Audit Committee of the Board of Directors has met with the Company’s independent auditors to review the scope and results of the annual audit and to review the consolidated financial statements and related financial reporting matters prior to submitting the consolidated financial statements to the Board for approval.

The Company’s independent auditors, Deloitte & Touche LLP, have conducted an audit in accordance with generally accepted auditing standards, and their report follows.

/s/ Alan Hill	/s/ Richard Young	/s/ Navin Dyal
Alan Hill	Richard Young	Navin Dyal
Executive Chairman	President and Chief Executive Officer	Chief Financial Officer

Deloitte LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca

Independent Auditor’s Report

To the Shareholders of

Teranga Gold Corporation

We have audited the accompanying consolidated financial statements of Teranga Gold Corporation, which comprise the consolidated statements of financial position as at December 31, 2012 and December 31, 2011, and the consolidated statements of comprehensive income/(loss), consolidated statements of changes in equity and consolidated statements of cash flows for the year ended December 31, 2012 and the fifteen months ended December 31, 2011, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards.  Those standards require that we comply with ethical requirements and plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Teranga Gold Corporation as at December 31, 2012 and December 31, 2011, and its financial performance and its cash flows for the year ended December 21, 2012 and the fifteen months ended December 31, 2011in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Chartered Professional Accountants, Chartered Accountants

Licensed Public Accountants

February 20, 2013

CONSOLIDATED FINANCIAL STATEMENTS OF
TERANGA GOLD CORPORATION
DECEMBER 31, 2012

(in $000’s of United States dollars, except per share amounts)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

		Twelve months ended	Fifteen months ended
	Note	December 31, 2012	December 31, 2011
			(Note 5)
Revenue	8	350,520	236,873
Cost of sales	9	(179,323)	(148,812)
Gross profit		171,197	88,061

Exploration and evaluation expenditures		(16,657)	(31,659)
Administration expenses	10	(17,931)	(13,448)
Share based compensation	36	(4,694)	(12,411)
Finance costs	11	(7,789)	(2,946)
Losses on gold hedge contracts		(15,274)	(47,943)
(Losses)/gains on oil hedge contracts		(427)	2,203
Net foreign exchange (losses)/ gains		(2,574)	4,486
Impairment of available for sale financial asset	25	(11,917)	—
Other income	8	36	848
		(77,227)	(100,870)

Profit/(loss) before income tax		93,970	(12,809)
Income tax benefit	12	115	92
Profit/(loss) for the period		94,085	(12,717)

Profit/(loss) attributable to:
Shareholders		79,924	(16,040)
Non-controlling interests		14,161	3,323
Profit/(loss) for the period		94,085	(12,717)

Other comprehensive income/(loss):
Exchange differences arising on translation of Teranga corporate entity	26	(63)	(935)
Change in fair value of available for sale financial asset, net of tax	25	6,775	(1,319)
Other comprehensive income/(loss) for the period		6,712	(2,254)

Total comprehensive income/(loss) for the period		100,797	(14,971)

Total comprehensive income/(loss) attributable to:
Shareholders		86,636	(18,294)
Non-controlling interests		14,161	3,323
Total comprehensive income/(loss) for the period		100,797	(14,971)

Earnings/(losses) per share from operations attributable to the shareholders of the Company during the period

- basic earnings/(losses) per share	27	0.33	(0.07)
- diluted earnings/(losses) per share	27	0.33	(0.07)

The accompanying notes are an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Note	As at December 31, 2012	As at December 31, 2011
			(Note 5)
Current assets
Cash and cash equivalents	34	39,722	7,470
Short-term investments		—	593
Restricted cash		—	3,004
Trade and other receivables	13	6,482	20,447
Inventories	14	82,474	48,365
Financial derivative assets	15	456	2,288
Other assets	16	12,896	12,751
Available for sale financial assets	25	15,010	19,800
Total current assets		157,040	114,718
Non-current assets
Inventories	14	40,659	31,942
Financial derivative assets	15	—	532
Property, plant and equipment	17	241,838	238,510
Mine development expenditures	18	109,060	89,825
Intangible assets	19	1,859	1,085
Total non-current assets		393,416	361,894
Total assets		550,456	476,612
Current liabilities
Trade and other payables	20	44,823	43,238
Borrowings	21	10,415	16,468
Financial derivative liabilities	22	51,548	79,241
Provisions	23	1,940	1,954
Total current liabilities		108,726	140,901
Non-current liabilities
Financial derivative liabilities	22	—	50,318
Provisions	23	10,312	9,215
Borrowings	21	58,193	7,509
Total non-current liabilities		68,505	67,042
Total liabilities		177,231	207,943
Equity
Issued capital	24	305,412	305,412
Foreign currency translation reserve	26	(998)	(935)
Equity-settled share based compensation reserve		16,358	12,599
Investment revaluation reserve		5,456	(1,319)
Accumulated income/(loss)		36,549	(43,375)
Equity attributable to shareholders		362,777	272,382
Non-controlling interests		10,448	(3,713)
Total equity		373,225	268,669
Total equity and liabilities		550,456	476,612

The accompanying notes are an integral part of these consolidated financial statements

Approved by the Board of Directors

Alan Hill Director	Alan Thomas Director

CONSOLIDATED FINANCIAL STATEMENTS OF
TERANGA GOLD CORPORATION
DECEMBER 31, 2012

(in $000’s of United States dollars, except share amounts)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Twelve months ended	Fifteen months ended
	Note	December 31, 2012	December 31, 2011
			(Note 5)
Issued capital
At January 1, 2012 / October 1, 2010		305,412
Shares issued on incorporation of the Company		—	—
Shares issued on the acquisition of the Sabodala gold mine and a regional exploration package	24	—	186,665
Shares issued from public and private offerings	24	—	135,005
Less: Share issue costs	24	—	(16,258)
At December 31		305,412	305,412
Foreign currency translation reserve
At January 1, 2012 / October 1, 2010		(935)	—
Exchange difference arising on translation of Teranga corporate entity	26	(63)	(935)
At December 31		(998)	(935)
Equity-settled share based compensation reserve
At January 1, 2012 / October 1, 2010		12,599	—
Equity-settled share based compensation reserve		3,759	12,599
At December 31		16,358	12,599
Investment revaluation reserve
At January 1, 2012 / October 1, 2010		(1,319)	—
Impairment of available for sale financial asset		1,319	—
Change in fair value of available for sale financial asset, net of tax	25	5,456	(1,319)
At December 31		5,456	(1,319)
Accumulated income/(loss)
At January 1, 2012 / October 1, 2010		(43,375)	—
Profit/(Loss) attributable to shareholders		79,924	(16,040)
Impact of change in accounting policy	5	—	(27,335)
At December 31		36,549	(43,375)
Non-controlling interest
At January 1, 2012 / October 1, 2010		(3,713)	—
Non-controlling interest arising from demerger - November 23, 2010		—	(7,036)
Non-controlling interest - portion of profit for the period		14,161	3,323
At December 31		10,448	(3,713)
Total shareholders' equity at December 31		373,225	268,669

The accompanying notes are an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Twelve months ended	Fifteen months ended
	Note	December 31, 2012	December 31, 2011
			(Note 5)
Cash flows related to operating activities
Profit/(loss) for the period		94,085	(12,717)
Depreciation of property, plant and equipment	17	41,999	29,541
Depreciation of capitalized mine development costs	18	11,142	10,200
Amortization of intangibles	19	650	490
Amortization of borrowing costs	11	877	328
Unwinding of discount	23	53	47
Share based compensation	36	3,759	12,411
Net change in losses on gold hedge		(39,010)	(1,789)
Net change in losses on oil hedge		2,364	113
Buyback of gold hedge sales contracts		(39,000)	—
Income tax paid		—	(638)
Mine restoration and rehabilitation provision		—	425
Deferred income tax benefit on reversal of temporary differences		—	(231)
Impairment of available for sale financial asset	25	11,917	—
Profit on disposal of property, plant and equipment		(131)	—
Changes in working capital	34	(16,256)	(33,048)
Net cash provided by operating activities		72,449	5,132

Cash flows related to investing activities
Decrease/(Increase) in restricted cash		3,004	(3,004)
Redemption of short-term investments		593	181
Expenditures for property, plant and equipment	17	(51,451)	(60,825)
Expenditures for mine development	18	(30,377)	(14,359)
Acquisition of intangibles	19	(1,424)	(1,208)
Proceeds on disposal of property, plant and equipment		195	—
Payment for acquisition of Sabodala gold mine and regional land package net of cash acquired		—	(34,307)
Net cash used in investing activities		(79,460)	(113,522)

Cash flows related to financing activities
Proceeds from issuance of capital stock, net of issue costs		—	118,747
Loan facility, net of borrowing cost paid		57,695	—
Repayment of borrowings		(16,799)	(10,849)
Draw down from finance lease facility, net of financing cost paid		2,857	9,612
Interest paid on borrowings		(4,075)	(2,248)
Net cash provided by financing activities		39,678	115,262

Effect of exchange rates on cash holdings in foreign currencies		(415)	598

Net increase in cash and cash equivalents held		32,252	7,470
Cash and cash equivalents at the beginning of period		7,470	—
Cash and cash equivalents at the end of period		39,722	7,470

The accompanying notes are an integral part of these consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.              GENERAL INFORMATION

Teranga Gold Corporation (“Teranga” or the “Company”) is a Canadian-based gold company listed on the Toronto Stock Exchange (TSX: TGZ) and the Australian Stock Exchange (ASX: TGZ). Teranga is principally engaged in the production and sale of gold, as well as related activities such as exploration and mine development. The Company was incorporated in Canada on October 1, 2010.

Teranga was created to acquire the Sabodala gold mine and a large regional exploration land package, located in Senegal, West Africa, along with shares held in Oromin Explorations Ltd. (“Oromin”) from Mineral Deposits Limited (“MDL”), collectively referred to as the Sabodala Gold Assets. The Sabodala gold mine, which came into operation in 2009, is located 650 kilometres southeast of the capital Dakar within the West African Birimian geological belt in Senegal, and about 90 kilometres from major gold mines in Mali.

The address of its principal office is 121 King street West, Suite 2600, Toronto, Ontario, Canada M5H 3T9.

2.              DE-MERGER FROM MINERAL DEPOSITS LIMITED (“Demerger”)

On November 23, 2010, Teranga completed the acquisition of the Sabodala Gold Assets by a way of Demerger from MDL. As part of the Demerger certain assets consisting of all of the issued and outstanding shares of Sabodala Gold (Mauritius) Limited (“SGML”), which holds a 90% interest in the Sabodala Gold Operations SA (“SGO”), the holder of the Sabodala gold mine, and a 100% interest in the Sabodala Mining Company SARL “(SMC”), an exploration entity which holds the regional land package; all of the issued and outstanding shares of SGML (Capital) Limited; and 18,699,500 common shares of Oromin Exploration Ltd., originally held by MDL; were transferred to Teranga in consideration for the issuance of 200,000,000 common shares of Teranga to MDL (approximately 160,000,000 of such common shares were then in specie distributed to MDL’s shareholders) and the assumption of a C$50 million  promissory note owing to MDL. As the transaction was a common control transaction, the Company has elected to apply the ‘pooling of interest’ method to account for the demerger (see Note 4).

The table below represents the costs of assets and liabilities acquired by Teranga from MDL by way of Demerger:

As at	November 23, 2010	Restatement (1)	November 23, 2010
			Restated
Current assets
Cash and cash equivalents	14,924	—	14,924
Trade and other receivables	238,089	—	238,089
Inventories	82,842	(12,267)	70,575
Financial derivative assets	1,074	—	1,074
Other assets	2,688	—	2,688
Available for sale financial asset	21,109	—	21,109
Total current assets	360,726	(12,267)	348,459
Non-current assets
Inventories	6,514	—	6,514
Mine development expenditure	112,710	—	112,710
Financial derivative assets	1,859	—	1,859
Intangible assets	367	—	367
Capitalized mine convention costs	10,133	—	10,133
Property, plant and equipment	209,023	8,427	217,450
Total non-current assets	340,606	8,427	349,033
Total assets	701,332	(3,840)	697,492
Current liabilities
Trade and other payables	256,910	—	256,910
Borrowings	8,630	—	8,630
Financial derivative liabilities	37,078	—	37,078
Current tax liabilities	518	—	518
Provisions	1,696	—	1,696
Total current liabilities	304,832	—	304,832
Non-current liabilities
Trade and other payables	1,657	—	1,657
Financial derivative liabilities	94,270	—	94,270
Deferred tax liabilities	231	—	231
Provisions	2,284	—	2,284
Borrowings	16,256	—	16,256
Total non-current liabilities	114,698	—	114,698
Total liabilities	419,530	—	419,530
Non-controlling interest	1,563	384	1,947
Net assets	283,365	(3,456)	279,909

Reconciliation of the value of shares issued on the acquisition of the Sabodala gold mine and a regional exploration package:

As at	November 23, 2010	Restatement (1)	November 23, 2010
			Restated
Net assets acquired	283,365	(3,456)	279,909
Less deferred compensation (C$50 million)	(49,231)	—	(49,231)
Value of shares issued on acquisition	234,134	(3,456)	230,678

(1)         During the preparation of the consolidated financial statements for the fifteen months ended December 31, 2011, the Company identified two changes required relating to the net assets acquired as part of the demerger from MDL on November 23, 2010. Property, plant and equipment was understated by $8.4 million related to accelerated depreciation of mobile equipment in excess of the Company’s policy. Stockpile inventory was overstated by a total of $12.3 million due to accelerated depreciation related to mobile equipment and costs assigned to inventory in excess of net realizable value.

The restated net assets as at November 23, 2010 reflect a total decrease of $3.5 million after adjusting the non-controlling interest with a corresponding adjustment to the Company’s share capital.

3.              BASIS OF PREPARATION

a.              Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries.

b.              Basis of presentation

The consolidated financial statements have been presented in United States dollars unless otherwise stated. The consolidated financial statements have been prepared on the basis of historical cost, except for equity settled and cash settled share based payments that are fair valued at the date of grant and certain other financial assets and liabilities that are measured at fair value.

c.               Change of Fiscal Year

On May 10, 2011, the Board of Directors passed a resolution setting the financial year end of the Company at December 31st. The Board felt this change would better synchronize its financial reporting with that of comparable companies within the mining sector as well as better align its financial reporting with its business planning cycle. The consolidated financial statements for the current year are for the twelve month period ended December 31, 2012, and for the fifteen month period ended December 31, 2011 for the comparative period. The amounts presented in the consolidated financial statements are not entirely comparable.

d.              Change in presentation of gains and losses on hedge contracts

The Company has changed the presentation of gains and losses on gold and oil hedge contracts effective January 1, 2012. Realized gains and losses on gold hedge contracts are disclosed as losses on gold hedge contracts below gross profit, previously they were included in revenue. Gains and losses on oil hedge contracts are classified as gains and losses on oil hedge contracts below gross profit, previously they were included in cost of sales.

e.               Functional and presentation currency

The functional currency of each of the Company’s entities is measured using the currency of the primary economic environment in which that entity operates. The functional currency of all entities within the group is the United States dollar. The consolidated financial statements are presented in United States dollars, which is the Company’s presentation currency.

The Company’s corporate entity changed its functional currency from the Canadian dollar to the United States dollar as of January 1, 2012. Per IAS 21, the effects of changes in foreign exchange rates, an entity’s functional currency should reflect the underlying transactions, events, and conditions relevant to the entity. Based on management’s evaluation taking into consideration the currency of the main sources of income, intercompany charges, significant capital projects, source of funding of expenditures, the currency in which cash and cash deposits are maintained as well as the currency of corporate office expenditures, management determined the functional currency of the corporate entity to be the United States dollar. The change in functional currency has been accounted for prospectively.

f.                Critical accounting judgments and key sources of estimation uncertainty

The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses and other income during the period. These judgments, estimates and assumptions are based on management’s best knowledge of the relevant facts and circumstances, having regard to prior experience. While management believes that these judgments, estimates and assumptions are reasonable, actual results may differ from the amounts included in the consolidated financial statements.

Judgments made by management in the application of IFRS that have significant effects on the consolidated financial statements and estimates with a significant risk of material adjustments, where applicable, are contained in the relevant notes to the financial statements. Refer to Note 7 for critical judgments in applying the entity’s accounting policies, and key sources of estimation uncertainty.

4.              SIGNIFICANT ACCOUNTING POLICIES

a.              Basis of Consolidation

The consolidated financial statements are prepared by consolidating the financial statements of Teranga Gold Corporation and its subsidiaries; Teranga Gold (B.V.I.) Corporation, Teranga Gold (USA) Corporation, Sabodala Gold (Mauritius) Limited, and SGML (Capital) Limited and its subsidiaries as defined in IAS 27 “Consolidated and Separate Financial Statements”.

The acquisition of subsidiaries is accounted for using the acquisition method. The cost of the acquisition is measured based on the fair values at the date of acquisition of assets and liabilities incurred or assumed, and equity instruments issued by the Company in exchange for control of the acquiree. The goodwill arising, if any, is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net identifiable assets acquired and the liabilities assumed. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized in the statement of comprehensive income/(loss).

The consolidated financial statements include the information and results of each subsidiary from the date on which the Company obtains control and until such time as the Company ceases to control such entity.

In preparing the consolidated financial statements, all inter-company balances and transactions between entities in the Company, including any unrealized profits or losses, have been eliminated.

Non-controlling interests in the net assets (excluding goodwill) of consolidated subsidiaries are identified separately from the Company’s equity therein.  Non-controlling interests consist of the amount of those interests at the date of the original business combination and the non-controlling interests’ share of changes in equity since the date of the combination.

Total comprehensive loss is attributed to non-controlling interests even if this results in the non-controlling interests having a deficit balance.

b.              Foreign Currency Transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transaction.  Foreign currency monetary items are translated at the period-end exchange rate. Non-monetary items measured at historical cost continue to be carried at the exchange rate at the date of the transaction. Non-monetary items measured at fair value are reported at the exchange rate at the date when fair values were determined.

Exchange differences are recognized in profit or loss in the period in which they arise except for exchange differences on monetary items receivable from or payable to a foreign operation for which settlement is neither planned nor likely to occur in the foreseeable future which form part of the net investment in a foreign operation and which are recognized in a foreign currency translation reserve within equity and recognized in profit or loss on disposal of the net investment.

c.               Cash and Cash Equivalents

Cash comprises cash on hand and demand deposits.  Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash, which are subject to an insignificant risk of changes in value and have a maturity of 90 days or less at the date of acquisition.

When applicable, bank overdrafts are shown within borrowings in current liabilities in the consolidated statement of financial position.

d.              Short-term Investments

Short-term investments represent investments in guaranteed investment certificates with maturity dates of more than 90 days. Short-term investments are carried at amortized cost.

e.               Inventories

Gold bullion, gold in circuit and ore in stockpiles are physically measured or estimated and valued at the lower of cost and net realizable value.  Cost represents the weighted average cost and includes direct costs and an appropriate portion of fixed and variable production overhead costs, including depreciation and amortization, incurred in converting materials into finished goods.

By-product metals inventory on hand obtained as a result of the production process to extract gold are valued at the lower of cost and net realizable value.

Materials and supplies are valued at the lower of cost and net realizable value.  Any provision for obsolescence is determined by reference to specific inventory items identified.  A regular and ongoing review is undertaken to establish the extent of surplus items and a provision is made for any potential loss upon disposal.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and applicable variable selling expenses.

f.                Property, Plant and Equipment

Property, plant and equipment is measured on the cost basis.  Property, plant and equipment are measured on the cost basis less depreciation and impairment losses.

The cost of property, plant and equipment constructed by the Company includes the cost of materials, direct labour and borrowing costs where appropriate. Assets under construction and assets purchased that are not ready for use are capitalized under capital work in progress.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the statement of comprehensive income/(loss) during the financial period in which they are incurred.

Depreciation

The depreciable amount of property, plant and equipment is depreciated over their useful lives of the asset commencing from the time the asset is held ready for use. The Company uses the units-of-production (‘UOP’) method when depreciating mining assets which results in a depreciation charge based on the recovered ounces of gold. Mining assets include buildings and property improvements and plant and equipment.

Depreciation is calculated using the following method:

Class of Property, Plant and Equipment	Method	Years
Buildings and property improvements	UOP
Plant and equipment	UOP/Straight line	5.0 - 8.0 years
Office furniture and equipment	Straight line	3.0 - 6.7 years
Motor vehicles	Straight line	5.0 years
Plant equipment under finance lease	Straight line	5.0 - 7.0 years

The assets’ residual values, depreciation method and useful lives are reviewed and adjusted, if appropriate, at each reporting date.

Capital work in progress is not depreciated.

The gain or loss arising upon disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the statement of comprehensive income/(loss).

Assets under finance lease

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets.

g.              Leased Assets

Leases are classified as finance leases when the terms of the lease transfer substantially all the risks and rewards incidental to ownership of the leased asset to the lessee. All other leases are classified as operating leases.

Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments. The corresponding liability to the lessor is included in the statement of financial position as a finance lease obligation.

Lease payments are allocated between the liability and finance charges so as to achieve a constant rate of interest on the finance balance outstanding. Finance charges are charged directly against income, unless they are directly attributable to qualifying assets, in which case they are capitalized in accordance with the Company’s general policy on borrowing costs. Refer to Note 4(k).

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

h.              Mine Development

Mine development expenditures are recognized at cost less accumulated amortization and any impairment losses. Where commercial production in an area of interest has commenced, the associated costs are amortized over the estimated economic life of the mine on a units-of-production basis.

i.                 Intangible Assets

Intangible assets are recorded at cost less accumulated amortization and any impairment losses.  Amortization is charged on a straight-line basis over their estimated useful lives.  The estimated useful life and amortization method is reviewed at the end of each annual reporting period with any changes in these accounting estimates being accounted for on a prospective basis.

j.                 Impairment of Long-lived Assets

At each reporting date, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss.  If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any.  The recoverable amount is the higher of the fair value less costs to sell and the value in use.  Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash generating unit to which the asset belongs.  Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount.  An impairment loss is recognized immediately in the statement of comprehensive income/(loss).

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the revised estimate of its recoverable amount but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or cash generating unit in prior years. A reversal of an impairment loss is recognized immediately in the statement of comprehensive income/(loss).

k.              Borrowing Costs

Borrowing costs directly attributable to the acquisition, construction or production of assets that necessarily take a substantial period of time to prepare for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

All other borrowing costs are recognized in the statement of comprehensive income/(loss) in the period in which they are incurred.

l.                 Employee Benefits

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and long-term service leave when it is probable that settlement will be required and they are capable of being measured reliably.

Liabilities recognized in respect of employee benefits expected to be settled within twelve months, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement.

Liabilities recognized in respect of employee benefits which are not expected to be settled within twelve months are measured as the present value of the estimated future cash outflows to be made by the Company in respect of services provided by employees up to the reporting date.

m.          Provisions

Provisions are recognized when the Company has a present obligation, legal or constructive, as a result of past events for which it is probable that the Company will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation.  Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying value is the present value of those cash flows.

n.              Restoration and Rehabilitation

A provision for restoration and rehabilitation is recognized when there is a present obligation as a result of exploration, development and production activities undertaken, that it is probable that an outflow of economic benefits will be required to settle the obligation, and the amount of the provision can be measured reliably. The estimated future obligations include the costs of removing facilities, abandoning sites and restoring the affected areas.

The provision for future restoration costs is the best estimate of the present value of the expenditure required to settle the restoration obligation at the reporting date, based on current legal or constructive obligation.  Future restoration costs are reviewed each reporting period and any changes in the estimate are reflected in the present value of the restoration provision at each reporting date.

o.              Income Tax

Current income tax

Current income tax is calculated by reference to the amount of income taxes payable or recoverable in respect of the taxable profit or tax loss for the period. Current income tax is calculated on the basis of the law enacted or substantively enacted at the reporting date in the countries where the Company’s subsidiaries operate and generate taxable income.

Deferred income tax

Deferred income tax is recognized, in accordance with the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. The tax base of an asset or liability is the amount attributed to that asset or liability for tax purposes.

Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither the accounting nor the taxable profit or loss.

Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the reporting date and expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

p.              Financial Instruments

Investments are recognized and de-recognized on the trade date where the purchase or sale of an investment is under a contract whose terms require delivery of the investment within the timeframe established by the market concerned, and are initially measured at fair value, net of transaction costs except for those financial assets classified as fair value through comprehensive income/(loss).

Fair value through profit or loss

Upon disposal of an investment, the difference in the net disposal proceeds and the carrying amount is charged or credited to the statement of comprehensive income/(loss).

Loans and receivables

Trade and other receivables, loans, cash and cash equivalents, short term investments and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured at amortized cost using the effective interest method less impairment.

Interest income is recognized by applying the effective interest method.

Available-for-sale financial assets

Certain shares held by the Company are classified as being available-for-sale and are stated at fair value.  Gains and losses arising from changes in fair value are recognized directly in the investment revaluation reserve with the exception of impairment losses, interest calculated using the effective interest method and foreign exchange gains and losses on monetary assets; all of which are recognized directly in profit or loss.  Where the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously recognized in the investment revaluation reserve is included in profit or loss for the period.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset or, where appropriate, a shorter period.

Impairment of financial assets

Financial assets are assessed for indicators of impairment at each reporting date.  Financial assets are impaired where there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the financial asset and that event has an impact on the estimated future cash flows of the financial asset that can be reliably estimated.

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

The carrying amount of financial assets including uncollectible trade receivables is reduced by the impairment loss through the use of an allowance account.  Subsequent recoveries of amounts previously written off are credited against the allowance account.  Changes in the carrying amount of the allowance account are recognized in profit or loss.

With the exception of available-for-sale equity instruments, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

In respect of available-for-sale equity instruments, any subsequent increase in fair value after an impairment loss is recognized directly in Other comprehensive income/(loss).

De-recognition of financial assets

The Company de-recognizes a financial asset only when the contractual rights to the cash flows from the asset expire, or it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.

The Company enters into a variety of derivative financial instruments to manage its exposure to gold and oil price risk, including gold forward contracts and oil hedge contracts.

Derivative financial instruments

Derivatives are initially recognized at fair value at the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The resulting gain or loss is recognized in the statement of comprehensive income/(loss) immediately as the Company does not apply hedge accounting.

The fair value of derivatives is presented as a non-current asset or a non-current liability, if the remaining maturity of the instrument is more than twelve months and it is not expected to be realized or settled within twelve months and as a current asset or liability when the remaining maturity of the instrument is less than twelve months.

Debt and equity instruments

Debt and equity instruments are classified as either liabilities or as equity in accordance with the substance of the contractual arrangement.  An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of direct issue costs.

Financial guarantee contract liabilities

Financial guarantee contract liabilities are measured initially at their fair values and subsequently at the higher of:

•    the amount of the obligation under the contract, as determined under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets”; and

•    the amount initially recognized less, where appropriate, cumulative amortization in accordance with the revenue recognition policies described in Note 4(s).

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at fair value through profit or loss’ or other financial liabilities.

Other financial liabilities

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs.

Other financial liabilities are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability or, where appropriate, a shorter period.

q.              Share-based Payment

The Company operates an equity-settled, share-based compensation plan for remuneration of its management, directors, employees and consultants.

The fair value of the options granted is measured using the Black-Scholes model, taking into account the terms and conditions upon which the options are granted. The fair value of the options is adjusted by the estimate of the number of options that are expected to vest as a result of non-market conditions and is expensed over the vesting period using an accelerated method of amortization.

Share-based compensation relating to stock options is charged to the statement of comprehensive income/(loss).

r.               Fixed Bonus Plan Units

The Company operates a cash-settled, share-based compensation plan for remuneration of its management, directors, employees and consultants.

The fair value of the Fixed Bonus Plan Units (“Units”) granted is measured using the Black-Scholes model, taking into account the terms and conditions upon which the Units are granted. The fair value of the Units is adjusted by the estimate of the number of Units that are expected to vest as a result of non-market conditions and is expensed over the vesting period using an accelerated method of amortization.

Share-based compensation relating to the Fixed Bonus Plan is charged to the statement of comprehensive income/ (loss) and re-valued at the end of each reporting period based on the period end share price.

s.                Revenue Recognition

Gold and silver bullion sales

Revenue is recognized when persuasive evidence exists that all of the following criteria are met:

•                  the significant risks and rewards of ownership of the product have been transferred to the buyer;

•                  neither continuing managerial involvement to the degree usually associated with ownership, nor effective control over the gold or silver sold, has been retained;

•                  the amount of revenue can be measured reliably;

•                  it is probable that the economic benefit associated with the sale will flow to the Company; and

•                  the costs incurred or to be incurred in respect of the sale can be measured reliably.

Interest income

Interest income is recognized on a time proportionate basis taking into account the effective yield on the financial assets.

t.                 Exploration and Evaluation

Exploration and evaluation expenditures in relation to each separate area of interest are expensed in the consolidated statement of comprehensive income/(loss) until the determination of the technical feasibility and the commercial viability of the project.

The technical feasibility and commercial viability of extracting a mineral resource is considered to be determinable when proven reserves are determined to exist, the rights of tenure are current and it is considered probable that the costs will be recouped through successful development and exploitation of the area, or alternatively by sale of the property. Once the technical feasibility study is completed, subsequent exploration and development expenses are capitalized as mine development expenditures.

Upon reaching commercial production, these capitalized costs will be transferred from mine development expenditures to producing properties on the consolidated statement of financial position and will be amortized using the units-of-production method over the estimated ore reserves.

Exploration and evaluation assets comprise of costs incurred to secure the mining concession, acquisition of rights to explore, studies, exploratory drilling, trenching and sampling and associated activities and an allocation of depreciation and amortization of assets used in exploration and evaluation activities. General and administrative costs are only included in exploration and evaluation costs where they are related directly to the operational activities in a particular area of interest.

u.              Earnings per Share

Basic earnings per share are determined by dividing the profit/(loss) attributable to equity holders of the Company by the weighted average number of ordinary common shares outstanding during the financial period.

Diluted earnings per share is calculated by adjusting the weighted average number of common shares outstanding to assume conversion of all dilutive potential common shares.

v.              Joint Venture Arrangements

Interests in jointly controlled assets in which the Company is a venturer and has joint control are included in the consolidated financial statements by recognizing the Company’s share of jointly controlled assets (classified according to their nature), the share of liabilities incurred (including those incurred jointly with other venturers) and the Company’s share of expenses incurred by or in respect of each joint venture.

The Company’s interests in assets where the Company does not have joint control are accounted for in accordance with the substance of the Company’s interest.  Where such arrangements give rise to an undivided interest in the individual assets and liabilities of the joint venture, the Company recognizes its undivided interest in each asset and liability and classifies and presents those items according to their nature.

w.            Government Royalties

Royalties are accrued and charged against earnings when the liability from production of the gold arises.  Royalties are separately reported as expenses and not included within revenue.

5.              CHANGE IN ACCOUNTING POLICIES

a.              Exploration and evaluation expenditures expensed

With effect from October 1, 2010, exploration and evaluation expenditures in relation to each separate area of interest are expensed as exploration costs in the consolidated statement of comprehensive income/(loss) until the determination of the technical feasibility and the commercial viability of the project. Under MDL’s previous policy, exploration and evaluation expenditures were recognized as an exploration and evaluation asset in the year in which they were incurred and assessed for impairment.

As a result of the change in the accounting policy, all exploration costs, including concession costs, in the total amount of $27.3 million existing before October 1, 2010 and capitalized to exploration assets were de-recognized and expensed through retained earnings. Management believes that the change in the accounting policy results in reliable and more relevant information. Had these exploration and evaluation expenditures been capitalized in the consolidated statement of financial position as at December 31, 2011, the impact on the basic and diluted EPS would have been a reduction of the loss per share of 15 cents.

b.              Inventory valuation

Effective January 1, 2012, the Company changed the method of measuring and recording the cost of ore in stockpiles, gold in circuit and gold bullion inventory. The new policy measures and records the costs associated with ore in stockpiles, gold in circuit and gold bullion inventory based on recovered ounces of gold. Under the previous policy, ore in stockpiles, gold in circuit and gold bullion costs were measured and recorded based on tonnes processed. The new policy better matches revenue and expenses as compared to the former policy because it attaches higher costs to the higher grade ore and charges more costs to the statements of comprehensive income/(loss) during periods that higher grade ore is processed and sold. Management believes that the change in accounting policy for inventory valuation better matches the statements of comprehensive income/(loss) and provides a more reliable measurement of ore in stockpiles, gold in circuit and gold bullion inventory.

The change in accounting policy has been applied retroactively with restatement reducing the value of inventory acquired on November 23, 2010 by $22.7 million and increasing the value of inventory as at December 31, 2011 by $5.2 million.

c.               Depreciation based on unit of production

In line with the change in the method of measuring and recording inventory, the Company changed its accounting policy regarding units of production depreciation effective January 1, 2012. Under the previous method, units of production property, plant and equipment were amortized over the life of mine tonnes processed. Under the new policy, depreciation is based on recovered ounces of gold. Management believes that the change in accounting policy better matches revenue and costs.

The change in accounting policy has been applied retroactively with restatement reducing the value of property, plant and equipment and mine development expenditures acquired on November 23, 2010 by $16.7 million and $9.8 million, respectively. The value of property, plant and equipment and mine development expenditures as at December 31, 2011 were further reduced by $1.3 million and $0.8 million, respectively.

The impact of the change in accounting policies on the value of net assets acquired as at November 23, 2010, the statement of financial position as at December 31, 2011, the statement of comprehensive income/(loss) for the fifteen months ended December 31, 2011 and the statement of cash flows as at December 31, 2011 is set out below:

Impact on Net Assets Acquired on November 23, 2010

	November 23, 2010 As	Impact of change in	November 23, 2010
	previously reported	accounting policies	Restated

Current assets
Inventories	70,575	(22,652)	47,923
Total current assets	348,459	(22,652)	325,807

Non-current assets
Property, plant and equipment	217,450	(16,683)	200,767
Mine development expenditure	112,710	(9,767)	102,943
Total non-current assets	349,033	(26,450)	322,583
Total assets	697,492	(49,102)	648,390
Non-controlling interest	(1,947)	(5,089)	(7,036)
Net assets	279,909	(44,013)	235,896

	November 23, 2010 As	Impact of change in	November 23, 2010
	previously reported	accounting policies	Restated

Net assets acquired	279,909	(44,013)	235,896
Less deferred compensation (C$50 million)	(49,231)	—	(49,231)
Value of shares issued on acquisition	230,678	(44,013)	186,665

Impact on Statement of Financial Position

	December 31, 2011	Impact of change in	December 31, 2011
	As previously reported	accounting policies	Restated
Current assets
Inventories	46,927	1,438	48,365
Total current assets	113,280	1,438	114,718

Non-current assets
Inventories	50,786	(18,844)	31,942
Property, plant and equipment	256,539	(18,029)	238,510
Mine development expenditure	100,359	(10,534)	89,825
Total non-current assets	409,301	(47,407)	361,894
Total assets	522,581	(45,969)	476,612
Equity
Issued capital	349,425	(44,013)	305,412
Accumulated losses	(46,208)	2,833	(43,375)
Equity attributable to shareholders	313,562	(41,180)	272,382
Non-controlling interests	1,076	(4,789)	(3,713)
Total equity	314,638	(45,969)	268,669
Total equity and liabilities	522,581	(45,969)	476,612

Impact on Statement of Comprehensive Income/(Loss)

	Fifteen months ended	Impact of change in			Fifteen months ended
	December 31, 2011	accounting policies		Reclassifications	December 31, 2011
	as previously reported	(Note 4)	Restatement (1)	(Note 2)	Restated

Revenue	187,141			49,732	236,873
Cost of sales	(151,033)	(2,418)	5,550	(911)	(148,812)
Gross profit	36,108	(2,418)	5,550	48,821	88,061
Administration expenses	(12,043)			(1,405)	(13,448)
Net change in realized and unrealized gains / (losses) on gold hedge contracts	1,789			(49,732)	(47,943)
Net change in realized and unrealized gains on oil hedge contracts	(113)			2,316	2,203
	(52,049)	—	—	(48,821)	(100,870)
Profit before income tax	(15,941)	(2,418)	5,550	—	(12,809)
Profit for the period	(15,849)	(2,418)	5,550	—	(12,717)

Total comprehensive income for the period	(18,103)	(2,418)	5,550	—	(14,971)

Profit attributable to:
Shareholders	(18,872)	(2,193)	5,025		(16,040)
Non-controlling interests	3,023	(225)	525		3,323
Profit for the period	(15,849)	(2,418)	5,550	—	(12,717)

Total comprehensive profit attributable to:					—
Shareholders	(21,126)	(2,193)	5,025		(18,294)
Non-controlling interests	3,023	(225)	525		3,323

(1)             In addition to the impact of the change in accounting policies and reclassifications, the consolidated statements of comprehensive income/(loss) for the year ended December 31, 2011 has been adjusted to reflect the impact of an adjustment recorded at the end of 2011 regarding the depreciation of mobile equipment.

Impact on Statement of Cash Flows

	Fifteen months ended	Impact of change	Fifteen months ended
	December 31, 2011	in accounting	December 31, 2011
	As previously reported	policies	Restated
Cash flows related to operating activities
Profit/(Loss) for the period	(15,849)	3,132	(12,717)
Depreciation	28,195	1,346	29,541
Amortization of capitalized mine development costs	9,433	767	10,200
Changes in working capital	(29,120)	(3,928)	(33,048)

Net cash provided by operating activities	3,815	1,317	5,132

Cash flows related to financing activities
Interest paid on borrowings	(931)	(1,317)	(2,248)
			—
Net cash used by financing activities	116,579	(1,317)	115,262

6.              FUTURE ACCOUNTING POLICIES

a.              IFRS 9 — Financial instruments

IFRS 9, “Financial instruments” (IFRS 9) was issued by the IASB in November 2009 and will replace IAS 39, “Financial Instruments: Recognition and Measurement” (IAS 39). IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. This standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2015. The Company is currently evaluating the impact of IFRS 9 on its consolidated financial statements.

b.              IFRS 10 — Consolidated financial statements

IFRS 10, “Consolidated financial statements” (IFRS 10) was issued by the IASB in May 2011 and will replace SIC 12, “Consolidation — Special purpose entities” and parts of IAS 27, “Consolidated and separate financial statements”.  Under the existing IFRS, consolidation is required when an entity has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.  IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements when an entity controls one or more other entities. This standard (i) requires an entity that controls one or more other entities to present consolidated financial statements; (ii) defines the principle of control, and establishes control as the basis for consolidation; (iii) sets out how to apply the principle of control to identify whether an investor controls an investee and therefore must consolidate the investee; and (iv) sets out the accounting requirements for the preparation of consolidated financial statements. IFRS 10 is effective for annual periods beginning on or after January 1, 2013. The Company has evaluated the impact of IFRS 10 and has determined there is no impact on its consolidated financial statements.

c.               IFRS 11 — Joint arrangements

IFRS 11, “Joint arrangements” (IFRS 11) was issued by the IASB in May 2011 and will supersede IAS 31, “Interest in joint ventures” and SIC 13, “Jointly controlled entities — Non-monetary contributions by venturers” by removing the option to account for joint ventures using proportionate consolidation and requiring equity accounting. Venturers will transition the accounting for joint ventures from the proportionate consolidation method to the equity method by aggregating the carrying values of the proportionately consolidated assets and liabilities into a single line item on their financial statements. In addition, IFRS 11 will require joint arrangements to be classified as either joint operations or joint ventures. The structure of the joint arrangement will no longer be the most significant factor when classifying the joint arrangement as either a joint operation or a joint venture. IFRS 11 is effective for annual periods beginning on or after January 1, 2013. The Company has evaluated the impact of IFRS 11 and has determined there is no impact on its consolidated financial statements.

d.              IFRS 12 — Disclosure of interests in other entities

IFRS 12, “Disclosure of interests in other entities” (IFRS 12) was issued by the IASB in May 2011. IFRS 12 requires enhanced disclosure of information about involvement with consolidated and unconsolidated entities, including structured entities commonly referred to as special purpose vehicles, or variable interest entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013. The Company has evaluated the impact of IFRS 12 and will apply the new disclosure requirements for its consolidated financial statements for the first quarter of 2013.

e.               IFRS 13 — Fair value measurement

IFRS 13, “Fair value measurement” (IFRS 13) was issued by the IASB in May 2011. This standard clarifies the definition of fair value, required disclosures for fair value measurement, and sets out a single framework for measuring fair value.  IFRS 13 provides guidance on fair value in a single standard, replacing the existing guidance on measuring and disclosing fair value which is dispersed among several standards. IFRS 13 is effective for annual periods beginning on or after January 1, 2013. The Company has evaluated the impact of IFRS 13 and has determined there is no impact on its consolidated financial statements.

f.                IAS 19 — Employee Benefits

IAS 19, “Employee Benefits” (IAS 19) was re-issued by the IASB in June 2011, which results in significant changes in accounting for defined benefit pension plans. There are also a number of other changes, including modification to the timing of recognition for termination benefits, the classification of short-term employee benefits and disclosures of defined benefit plans. Furthermore, the IASB sought to provide more targeted disclosure requirements that would highlight the relevant risks of defined benefit plans. IAS 19 must be applied starting January 1, 2013 with early adoption permitted. The Company has evaluated the impact of IAS 19 and has determined there is no impact on its consolidated financial statements.

g.              IFRIC 20 - Stripping Costs in the Production Phase of a Surface Mine

In October 2011, the IASB issued IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine. IFRIC 20 provides guidance on the accounting for the costs of stripping activity in the production phase of surface mining when two benefits accrue to the entity from the stripping activity: useable ore that can be used to produce inventory and improved access to further quantities of material that will be mined in future periods. IFRIC 20 must be applied starting January 1, 2013 with early adoption permitted.  The Company has performed a preliminary assessment of the impact of adopting IFRIC 20 on its consolidated financial statements indicating that we will capitalize waste stripping costs, which are not permitted under our current accounting policy.

h.              IAS 27 — Separate financial statements

IAS 27, “Separate financial statements” (IAS 27) was re-issued by the IASB in May 2011 to only prescribe the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity prepares separate financial statements. The consolidation guidance is now included in IFRS 10. The amendments to IAS 27 are effective for annual periods beginning on or after January 1, 2013. The Company has evaluated the impact of IAS 27 and has determined there is no impact on its consolidated financial statements.

i.                 IAS 28 — Investments in associates and joint ventures

IAS 28, “Investments in associates and joint ventures” (IAS 28) was re-issued by the IASB in May 2011. IAS 28 continues to prescribe the accounting for investments in associates, but is now the only source of guidance describing the application of the equity method. The amended IAS 28 will be applied by all entities that have an ownership interest with joint control of, or significant influence over, an investee. The amendments to IAS 28 are effective for annual periods beginning on or after January 1, 2013. The Company has evaluated the impact of IAS 28 and has determined there is no impact on its consolidated financial statements.

7.              CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

The following are critical judgments and estimations that management has made in the process of applying the Company’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements and that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year:

Ore reserves

Management estimates its ore reserves based upon information compiled by Competent Persons with the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves and Qualified Persons as defined in NI 43-101, which is similar to the Australasian standards. The estimated quantities of economically recoverable reserves are based upon interpretations of geological models and require assumptions to be made regarding factors such as estimates of short and long-term exchange rates, estimates of short and long-term commodity prices, future capital requirements and future operating performance. Changes in reported reserve estimates can impact the carrying value of property, plant and equipment, mine development expenditures, provision for mine restoration and rehabilitation, the recognition of deferred tax assets, as well as the amount of depreciation and amortization charged to the statement of comprehensive income/(loss).

Functional currency

The functional currency of each of the Company’s entities is measured using the currency of the primary economic environment in which that entity operates. The functional currency of all entities within the group is the United States dollar, which was determined based on the currency that mainly influences sales prices for goods and services, labour, material and other costs and the currency in which funds from financing activities are generated.

Units of production

Management estimates recovered ounces of gold in determining the depreciation and amortization of mining assets. This results in a depreciation/amortization charge proportional to the recovery of the anticipated ounces of gold. The life of the asset is assessed annually and considers its physical life limitations and present assessments of economically recoverable reserves of the mine property at which the asset is located. The calculations require the use of estimates and assumptions, including the amount of recoverable ounces of gold. The Company’s units of production calculations are based on recovered ounces of gold.

Mine restoration and rehabilitation provision

Management assesses its mine restoration and rehabilitation provision each reporting period. Significant estimates and assumptions are made in determining the provision for mine rehabilitation as there are numerous factors that will affect the ultimate liability payable. These factors include estimates of the extent, the timing and the cost of rehabilitation activities, technological changes, regulatory change, cost increases, and changes in discount rates. Those uncertainties may result in actual expenditures differing from the amounts currently provided. The provision at the reporting date represents management’s best estimate of the present value of the future rehabilitation costs required. Changes to estimated future costs are recognized in the statement of financial position by adjusting the rehabilitation asset and liability.

Impairment of assets

Management assesses each cash-generating unit each reporting period to determine whether any indication of impairment exists. Where an indicator of impairment exists, a formal estimate of the recoverable amount is made which is considered to be the higher of the fair value less costs to sell and value in use. These assessments require the use of estimates and assumptions such as long-term commodity prices, discount rates, future capital requirements, and operating performance. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s-length transaction between knowledgeable and willing parties. Fair value for mineral assets is generally determined as the present value of estimated future cash flows arising from the continued use of the asset. Cash flows are discounted by an appropriate discount rate to determine the net present value. Management has assessed its cash generating units as being all sources of mill feed through a central mill, which is the lowest level for which cash flows are largely independent of other assets.

Production start date

Management assesses the stage of each mine development project to determine when a mine moves into the production stage.  The criteria used to assess the start date of a mine are determined based on the unique nature of each mine development project.  The Company considers various relevant criteria to assess when the mine is substantially complete, ready for its intended use and moves into the production phase.  Some of the criteria include, but are not limited to, the following:

•       completion of a reasonable period of testing of the mine plant and equipment;

•       ability to produce metal in saleable form; and

•       ability to sustain ongoing production of metal.

When a mine development project moves into the production stage, the capitalization of certain mine construction costs ceases and costs are either regarded as inventory or expensed, except for capitalizable costs related to mining asset additions or improvements, underground mine development or mineable reserve development. It is also at this point that depreciation/depletion commences.

Fair value of derivative financial instruments

Management assesses the fair value of Teranga’s financial derivatives in accordance with the accounting policy stated in Note 4(p) to the consolidated financial statements. Fair values have been determined based on well-established valuation models and market conditions existing at the reporting date. These calculations require the use of estimates and assumptions. Changes in assumptions concerning interest rates, gold prices and volatilities could have a significant impact on the fair valuation attributed to the Company’s financial derivatives. When these assumptions change or become known in the future, such differences will impact asset and liability carrying values in the period in which they change or become known.

Fair value of stock options

Management assesses the fair value of stock options granted in accordance with the accounting policy stated in Note 4(q) to the consolidated financial statements. The fair value of the options granted is measured using the Black-Scholes model, taking into account the terms and conditions upon which the options are granted. The calculation requires the use of estimates and assumptions. Due to lack of sufficient historical information for the Company, volatility was determined using the existing historical volatility information of the Company’s share price combined with the industry average for comparable-size mining companies.

Fair value of Fixed Bonus Plan Units

Management assesses the fair value of Units granted in accordance with the accounting policy stated in Note 4(r) to the consolidated financial statements. The fair value of the Units granted is measured using the Black-Scholes model, taking into account the terms and conditions upon which the Units are granted. The calculation requires the use of estimates and assumptions. Due to lack of sufficient historical information for the Company, volatility was determined using the existing historical volatility information of the Company’s share price combined with the industry average for comparable-size mining companies.

8.              REVENUE

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Gold sales at spot price	349,871	236,232
Silver sales	649	641
Total revenue	350,520	236,873

Interest income from bank deposits and short-term investments	36	848
Total other income	36	848

For the year ended December 31, 2012, 207,814 ounces of gold were sold at an average price of $1,634 per ounces and for the fifteen months ended December 31, 2011, 153,728 ounces of gold were sold at an average price of $1,537 per ounces.  Revenue excludes the impact of gold hedges as losses on ounces delivered into gold hedge contracts are classified within losses on gold hedge contracts.

Including the impact of gold hedge losses, for the year ended December 31, 2012, 207,814 ounces of gold were sold at an average realized price of $1,422 per ounce, including 62,606 ounces that were delivered into gold hedge contracts at $832 per ounce, representing 30 percent of gold sales for the year and 145,208 ounces were sold into the spot market at an average price of $1,677 per ounce.

Including the impact of gold hedge losses, for the fifteen months ended December 31, 2011, 153,728 ounces of gold were sold at an average realized price of $1,213 per ounce, including 72,000 ounces delivered into gold hedge contracts at $846 per ounce, representing 47 percent of gold sales for the period, and 81,728 ounces of gold were sold into the spot market at an average price of $1,537 per ounce.

9.              COST OF SALES

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Mine production costs	145,831	126,125
Depreciation and amortization	52,660	40,077
Royalties	10,491	7,035
Rehabilitation	36	9
Inventory movements	(29,695)	(24,434)
Total cost of sales	179,323	148,812

10.       ADMINISTRATION EXPENSES

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Corporate office	9,719	7,658
Dakar office	754	1,064
Social community	1,558	1,405
Professional & consulting fees	1,912	1,820
Legal & other	3,988	1,501
Total administration expenses	17,931	13,448

11.       FINANCE COSTS

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Interest on borrowings	4,516	1,317
Amortization of capitalized borrowing costs	877	328
Unwinding of discount	53	47
Political risk insurance	898	1,131
Stocking fee	578	—
Financial advisory services	427	—
Bank charges	440	123
Total finance costs	7,789	2,946

12.       INCOME TAX

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Current income tax expense	(115)	139
Deferred income tax benefit on reversal of temporary differences	—	(231)
Total income tax benefit	(115)	(92)

The Company’s income tax benefit differs from the amount computed by applying the combined Canadian federal and provincial income tax rates to loss before income taxes as a result of the following:

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Statutory tax rates	26.5%	28.8%
Income tax benefit computed at statutory rates	24,902	(4,591)
Non-deductible items	1,244	—
Income not subject to tax	(37,528)	—
Difference between deferred and current rate	—	—
Unrecognized deferred tax assets	11,267	4,499
Other	—	—
Income tax benefit	(115)	(92)

Deferred income tax assets are recognized for tax loss carry-forwards, property, plant and equipment and the share issuance costs to the extent that the realization of the related tax benefit through future taxable profits is probable. The Company did not recognize deferred income tax assets of $9,071,000 in respect of non-capital losses, property, plant and equipment and share issuance costs amounting to $34,230,000 that can be carried forward against future taxable income, and 808,000 in respect of capital loss amounting to $6,099,000 that can be carried forward against future taxable capital gains. The non-capital losses, property, plant and equipment and share issuance costs amounting to $34,230,000 will expire in the years 2030 to 2032, and the capital losses have no expiry date.

Deferred income tax liabilities have not been recognized for the withholding tax and other taxes that would be payable on the unremitted earnings of certain subsidiaries. Such amounts are permanently reinvested. Unremitted earnings totalled $147,137,000 at December 31, 2012.

13.       TRADE AND OTHER RECEIVABLES

	December 31, 2012	December 31, 2011

Current
Trade receivable (i)	5,268	17,120
Other receivables (ii)	1,214	3,327
Total trade and other receivables	6,482	20,447

(i)             Trade receivable relates to gold and silver shipments made prior to period end that were settled after year end.

(ii)          Other receivables primarily include receivables from suppliers for services, materials and utilities used at the Sabodala gold mine that the Company provides to them. Also included are receivables from the settlement of oil hedge contracts.

14.       INVENTORIES

	December 31, 2012	December 31, 2011

Current
Gold bullion	4,615	2,509
Gold in circuit	9,193	2,970
Ore stockpile	30,736	18,087
Total gold inventories	44,544	23,566

Diesel fuel	3,242	1,371
Materials and supplies	30,703	21,687
Goods in transit	3,985	1,741
Total other inventories	37,930	24,799

Total current inventories	82,474	48,365

Non-Current
Ore stockpile	40,659	31,942
Total inventories	123,133	80,307

15.       FINANCIAL DERIVATIVE ASSETS

	December 31, 2012	December 31, 2011

Current
Oil hedge contracts	456	2,288

Non-Current
Oil hedge contracts	—	532
Total financial derivative assets	456	2,820

The Company has a hedge agreement with respect to the oil price in order to manage its exposure to commodity risk. The Company hedged 80,000 barrels per annum for four years commencing April 1, 2009 at a flat forward price of $70 per barrel (West Texas Intermediate price). At December 31, 2012, the remaining 20,000 barrels hedged have a mark-to-market value of $0.5 million at the reporting date spot price of $92 per barrel. At December 31, 2011, 100,000 barrels were hedged with a market value of $2.8 million at price of $99 per barrel.

16.       OTHER ASSETS

	December 31, 2012	December 31, 2011

Current
Prepayments (i)	11,396	11,251
Security deposit (ii)	1,500	1,500
Total other assets	12,896	12,751

(i)             As at December 31, 2012, prepayments include $6.1 million of advances for the new mining fleet, $4.3 million of advances to vendors and contractors and $1.0 million for insurance. As at December 2011, prepayments include $7.9 million of advances for the new mining fleet, $3.4 million to other vendors and contractors and $0.8 million for insurance.

(ii)          The security deposit represents a security for payment under the mining fleet and maintenance contract.

17.       PROPERTY, PLANT AND EQUIPMENT

	Buildings &		Office		Equipment
	property	Plant and	furniture and	Motor	under finance	Capital work	Total
	improvement	equipment	equipment	vehicles	lease	in progress	(Note 4)

Cost
Balance at October 1, 2010	—	—	—	—	—	—	—
Property, plant and equipment arising from demerger - Nov 23,	30,838	172,424	575	1,774	25,787	26,344	257,742
Additions	—	—	—	—	—	60,825	60,825
Capitalized mine rehabilitation	—	6,459	—	—	—	—	6,459
Transfer	1,378	11,514	704	707	16,308	(30,611)	—

Balance at December 31, 2011	32,216	190,397	1,279	2,481	42,095	56,558	325,026
Additions						45,282	45,282
Capitalized mine rehabilitation	—	109	—	—	—	—	109
Disposals		(748)		(227)			(975)
Transfer	12,237	85,922	525	832	322	(99,838)	—

Balance at December 31, 2012	44,453	275,680	1,804	3,086	42,417	2,002	369,442

Accumulated depreciation
Balance at 1 October, 2010	—	—	—	—	—	—	—
Accumulated depreciation arising from demerger - Nov 23, 2010	4,102	25,853	399	913	9,025	—	40,292
Impact on accumulated depreciation arising from demerger (Note 5)	2,750	13,933	—	—	—	—	16,683

Impact on accumulated depreciation regarding fiscal year 2011 (Note 5)	216	1,130	—	—	—	—	1,346
Depreciation expense	2,701	15,973	272	466	8,783	—	28,195

Balance at December 31, 2011 (Note 3)	9,769	56,889	671	1,379	17,808	—	86,516
Disposals		(719)		(192)			(911)
Depreciation expense	4,635	27,843	340	648	8,533		41,999
Balance at December 31, 2012	14,404	84,013	1,011	1,835	26,341	—	127,604

Net book value
Balance at December 31, 2011	22,447	133,508	608	1,102	24,287	56,558	238,510

Balance at December 31, 2012	30,049	191,667	793	1,251	16,076	2,002	241,838

Additions made to property, plant and equipment during year ended December 31, 2012 relate mainly to the mill expansion and additional mining equipment acquired.

Effective January 1, 2012, the Company has updated its estimate regarding the expected life of mine based on the proven and probable reserves at December 31, 2011 resulting in $6.1 million lower depreciation cost for property, plant and equipment depreciated using the unit of production method for the year ended December 31, 2012.

Depreciation of property, plant and equipment of $42 million and $30 million was expensed as cost of sales for the twelve and fifteen months ended December 31, 2012 and 2011, respectively.

The Company has property, plant and equipment that are fully amortized but still in use with a gross book value of $2.6 million.

18.       MINE DEVELOPMENT EXPENDITURE

Amount
(Note 4)

Cost
Balance at October 1, 2010	—
Mine development expenditure arising from demerger - Nov 23, 2010	127,336
Change in accounting policy (i)	(17,277)
Expenditures incurred during the period	14,359
Balance at December 31, 2011	124,418
Expenditures incurred during the period	30,377

Balance at December 31, 2012	154,795

Accumulated depreciation
Balance at October 1, 2010	—
Accumulated depreciation arising from demerger - Nov 23, 2010	14,626
Impact on depreciation expense arising from demerger (Note 2)	9,767
Impact on depreciation expense for fiscal year 2011 (Note 2)	767
Depreciation expense	9,433
Balance at December 31, 2011	34,593
Depreciation expense	11,142

Balance at December 31, 2012	45,735

Carrying amount
At December 31, 2011	89,825

Balance at December 31, 2012	109,060

(i) Change in accounting policy effective October 1, 2010

Mine development expenditures represent development costs in relation to the Sabodala gold mine and Gora satellite deposit.

The capitalized mine development expenditures incurred during 2012 include $3.0 million relating to the Gora project that was advanced from the exploration stage to the development stage effective January 1, 2012 after technical feasibility and commercial viability studies had been completed.

Effective January 1, 2012, the Company has updated its estimate regarding the expected life of mine based on the proven and probable reserves at December 31, 2011 resulting in $6.5 million lower depreciation cost for mine development expenditure for the year ended December 31, 2012.

Depreciation of capitalized mine development of $11.1 million and $9.4 million were expensed as cost of sales for the twelve and fifteen months ended December 31, 2012 and 2011, respectively.

19.       INTANGIBLE ASSETS

Amount

Cost
Balance at October 1, 2010	—
Intangible assets arising from demerger - Nov 23, 2010	707
Additions	1,208
Balance at December 31, 2011	1,915
Additions	1,424
Balance at December 31, 2012	3,339

Accumulated amortization
Balance at October 1, 2010	—
Accumulated amortization arising from demerger - Nov 23, 2010	340
Amortization expense	490
Balance at December 31, 2011	830
Amortization expense	650
Balance at December 31, 2012	1,480

Carying amount
At December 31, 2011	1,085

At December 31, 2012	1,859

Intangible assets represent intangible computer software. Amortization expense is included in the consolidated statement of comprehensive income/(loss) under administration expenses.

20.       TRADE AND OTHER PAYABLES

	December 31, 2012	December 31, 2011

Current
Unsecured liabilities:
Trade payables (i)	16,446	18,860
Sundry creditors and accrued expenses	12,370	13,733
Government royalties (ii)	10,927	5,887
Amounts payable to Government of Senegal (iii)	5,080	4,758
Total trade and other payables	44,823	43,238

(i)             Trade payables comprise obligations by the Company to suppliers of goods and services to the Company. Terms are generally 30 days.

(ii)          Government royalties are payable annually based on the mine head value of the gold and related substances produced.

(iii)       $4 million to which an annual interest rate of 6% applies is payable to the Government of Senegal relating to the historical cost of acquiring the mine license.  The balance was paid to the Government of Senegal in January 2013.

21.       BORROWINGS

	December 31, 2012	December 31, 2011

Current
Finance lease liabilities	10,506	16,799
Borrowing costs	(91)	(331)
Total current borrowings	10,415	16,468

Non-Current
Loan facility	60,000	—
Finance lease liabilities	—	7,573
Borrowing costs	(1,807)	(64)
Total non-current borrowings	58,193	7,509

Total borrowings	68,608	23,977

Macquarie Loan Facility

During the second quarter of 2012, the Company entered into a $60 million 2-year loan facility with Macquarie Bank Limited by way of an amendment to its existing Facility Agreement. The loan facility bears interest of LIBOR plus a margin of 10 percent and shall be repaid on or before June 30, 2014.

All of the obligations under the loan facility continue due to the gold hedging contracts and oil hedge currently outstanding.  The security package includes: (i) a fixed and floating charge in respect of all assets of Teranga BVI; (ii) a share mortgage in respect of all shares held by Teranga in Teranga BVI; (iii) a share mortgage over Teranga’s shares in SGML; (iv) a share pledge over shares in SGO held by SGML and nominated directors of Teranga and over shares in SMC held by SGML; (v) a fixed and floating charge over all assets of SGML (other than SGML’s shares in SMC); (vi) a fixed and floating charge over all SGML’s assets located outside of Mauritius; (vii) a fixed and floating charge over all assets of SGO held outside of Senegal; (viii) a mortgage of the Sabodala mining concession and certain real property in Senegal and a pledge over all SGO’s assets in Senegal; (ix) an assignment by way of security of SGO’s interest in project documents including the Sabodala mining concession and the mining convention; and (x) a pledge agreement in respect of balances of local banking accounts held by SGO in Senegal.

Société Générale Equipment Lease Facility

During the year ended December 31, 2011, the Company expanded the mobile equipment finance lease loan with Société Générale by an additional $12.8 million. The facility contains a quarterly repayment schedule concluding with the final payment on September 30, 2013. The facility is fully drawn down to $10.5 million and repayable in 2013.

The security package includes: (i) a guarantee issued by SGO to Société Générale of up to $50,000,000; (ii) a share mortgage over all shares in SGML Capital held by Teranga; and (iii) a fixed and floating charge over all the assets of SGML Capital.

22.       FINANCIAL DERIVATIVE LIABILITIES

	December 31, 2012	December 31, 2011
Gold hedge contracts	51,548	129,559

Disclosed as:
Current	51,548	79,241
Non-current	—	50,318
Total financial derivative liabilities	51,548	129,559

At December 31, 2012, the hedge position comprised 59,789 ounces of forward sales at an average price of $803 per ounce. At December 31, 2012, the mark-to-market gold hedge position at the year-end spot price of $1,664 per ounce was in a liability position of $51.5 million. At December 31, 2011, the hedge position comprised 174,500 ounce of forward sales at an average $826 per ounce. At December 31, 2011, the mark-to-market gold hedge position at the period end spot price of $1,566 per ounce was in a liability position of $129.6 million.

During the second quarter of 2012, the Company bought back certain “out of the money” gold forward sales contracts scheduled for delivery in 2012 totalling 52,105 ounces.

23.       PROVISIONS

	December 31, 2012	December 31, 2011
Current
Employee benefits (i)	1,940	1,954
Total current provisions	1,940	1,954

Non-Current
Mine restoration and rehabilitation (ii)	9,377	9,215
Cash settled share based compensation (iii)	935	—
Total non-current provisions	10,312	9,215
Total provisions	12,252	11,169

(i)             The provisions for employee benefits include $1.4 million accrued vacation and $0.5 million long service leave entitlements for December 31, 2012. The provision for December 31, 2011 included $1.6 million accrued vacation and $0.4 million long service leave entitlements.

(ii)          Mine restoration and rehabilitation provision represents a constructive obligation to rehabilitate the Sabodala gold mine based on the mining concession. The majority of the reclamation activities will occur at the completion of active mining and processing (expected completion is 2019) but a limited amount of concurrent rehabilitation will occur throughout the mine life.

Amount
Transfer of provision from demerger - November 23, 2010	2,284
Additional provisions recognized	425
Capitalized mine rehabilitation	6,459
Unwinding of discount	[47]
Balance at December 31, 2011	9,215
Capitalized mine rehabilitation	109
Unwinding of discount	[53]
Balance at December 31, 2012	9,377

(iii)       The provision for cash settled share based compensation represents the amortization of the fair value of the fixed bonus plan units. Details of the fixed bonus plan are disclosed in Note 36(b).

24.       ISSUED CAPITAL

		Amount
	Number of shares	(Note 4)
Common shares issued and outstanding
Balance at October 1, 2010	—	—
Shares issued on incorporation of the Company	100	—
Shares issued from initial public offering	45,617,900	135,005
Less: Share issue costs	—	(16,258)
Shares issued on demerger (Note 2)	200,000,000	186,665
Balance at December 31, 2011	245,618,000	305,412
Balance at December 31, 2012	245,618,000	305,412

On November 23, 2010, Teranga completed the acquisition of the Sabodala gold mine and a regional exploration package by way of Demerger from MDL. As part of the Demerger, all of the issued and outstanding shares of Sabodala Gold (Mauritius) Limited, which holds a 90% interest in the Sabodala Gold Operations SA (“SGO”), which owns the Sabodala gold mine,  and a 100% interest in the Sabodala Mining Company SARL, an exploration entity, all of the issued and outstanding shares of SGML (Capital) Limited and 18,699,500 common shares of Oromin, originally held by MDL, were transferred to Teranga in consideration for the issuance of 200,000,000 common shares to MDL and C$50 million in satisfaction of a promissory note owing to MDL.

On December 7, 2010 the Company completed initial public offerings in Canada and Australia. In Canada, after the exercise of the over-allotment option, a total of 36,617,900 common shares were issued for gross proceeds of C$109.9 million. In Australia, 9,000,000 common shares were issued for gross proceeds of A$26.7 million. The share issuance costs related to the public offerings were $16.3 million.

The Company is authorized to issue an unlimited number of Common Shares with no par value. Holders of Common Shares are entitled to one vote for each Common Share on all matters to be voted on by shareholders at meetings of the Company’s shareholders. All dividends which the board of directors may declare shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding. There are no pre-emptive, redemption or conversion rights attached to the Common Shares. All Common Shares, when issued, are and will be issued as fully paid and non-assessable shares without liability for further calls or to assessment.

25.       AVAILABLE FOR SALE FINANCIAL ASSETS

As part of the acquisition of the Sabodala gold mine and regional land package by way of Demerger from MDL, Teranga acquired 18,699,500 common shares of Oromin Exploration Limited (“OLE”), classified as available for sale in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”.

At the end of the second quarter of 2012, OLE shares traded 56 percent lower than the share price at the date of acquisition and 50 percent lower than at the beginning of 2012.  As a result of the significant and prolonged decline in the share price, the Company recognized a non-cash impairment loss of $11.9 million on the OLE shares.

In the third and fourth quarters of 2012, OLE shares appreciated in value and gains of $3.4 million and $2.1 million, respectively, were recorded in Other Comprehensive Income/(loss).

For the twelve months ended December 31, 2012, a gain of $6.8 million, net of tax of $nil was recognized in Other Comprehensive Income/(loss) for the change in fair value of available for sale financial assets, which includes the reclassification of $5.2 million to impairment of available for sale financial assets. For the fifteen months ended December 31, 2011, a loss of $1.3, net of tax of $nil was recognized.

The following table outlines the change in fair value of the investment in OLE:

Amount
Balance at October 1, 2010	—
Acquisition of OLE arising from demerger - Nov 23, 2010	21,109
Change in fair value during the period	(1,319)
Foreign exchange gain	10
Balance at December 31, 2011	19,800

Change in fair value of available for sale financial asset during period	(3,927)
Foreign exchange gain	440
Balance at March 31, 2012	16,313

Change in fair value of available for sale financial asset during period	(6,671)
Foreign exchange loss	(339)
Balance at June 30, 2012	9,303

Change in fair value of available for sale financial asset during period	3,407
Foreign exchange gain	405
Balance at September 30, 2012	13,115

Change in fair value of available for sale financial asset during period	2,049
Foreign exchange loss	(154)
Balance at December 31, 2012	15,010

26.       RESERVE

The foreign currency translation reserve represents historical exchange differences of $0.9 million which arose upon translation from the functional currency of the Company’s corporate entity into United States dollars during 2011, which were recorded directly to the foreign currency translation reserve within the consolidated statement of changes in equity. The remaining balance of $0.1 million represents foreign exchange difference resulting from the change of functional currency from Canadian to United States dollars as at January 1, 2012.

27.       EARNINGS/(LOSS) PER SHARE ((EPS/(LPS))

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011
Basic EPS/(LPS) (US$)	0.33	(0.07)
Diluted EPS/(LPS) (US$)	0.33	(0.07)
Basic EPS/(LPS):
Net prof it/(loss) used in the calculation of basic EPS/(LPS)	79,924	(16,040)
Weighted average number of common shares for the purposes of basic EPS/(LPS) (‘000)	245,618	245,618
Weighted average number of common shares for the purpose of diluted EPS/(LPS) (‘000)	245,618	245,618

The determination of weighted average number of common shares for the purpose of diluted EPS/(LPS) excludes 17 million and 18 million shares relating to share options that were anti-dilutive for the periods ended December 31, 2012 and 2011, respectively.

28.       DIVIDENDS

During the twelve and fifteen months ended December 31, 2012 and 2011, respectively, no dividends were paid.

29.       COMMITMENTS FOR EXPENDITURE

a.              Capital Expenditure Commitments

December 31, 2012
Sabodala Gold Mine - expansion	600
Mining equipment	7,300
Total payments due within one year	7,900

b.              Exploration Commitments

The Company has committed to spend a total of $2.3 million over the next year in respect of the Sabodala regional exploration program.

c.               Sabodala Operating Commitments

The Company has the following operating commitments in respect of the Sabodala gold operation:

•                  Pursuant to the Company’s Mining Concession, a royalty of 3% is payable to the Government of Senegal based on the value of gold shipments, evaluated at the spot price on the shipment date.

•                  $425,000 per annum on social development of local authorities in the surrounding Tambacounda region during the term of the Mining Concession.

•                  $30,000 per year for logistical support of the territorial administration of the region from date of notification of the Mining Concession.

•                  $200,000 per year on training of Directorate of Mines and Geology officers and Mines Ministry

d.              Letter of credit

As at December 31, 2012, SGO had a letter of credit of $1.5 million outstanding as a requirement by a third party supplier for purchases made by the Company.

30.       LEASES

a.              Operating Lease Commitments

The Company has entered into an agreement to lease premises until February 28, 2019. The annual rent of premises consists of minimum rent plus realty taxes, maintenance and utilities. In accordance with the lease agreement the amount of $387,000 is payable within a year, and remaining $2,062,000 is payable from 2014 to 2019.

During the period ended December 31, 2011, the Company entered into an agreement to lease an office space in Dakar, Senegal expiring April 30, 2014 with an option to renew for an additional three years. In accordance with the lease agreement the amount of $109,000 is payable within a year and remaining $36,000 payable in 2014.

The Company recognized $0.5 million and $0.4 million as rental expense in the statement of comprehensive income/(loss) for the twelve and fifteen months ended December 31, 2012 and 2011, respectively.

b.              Finance Lease Liabilities

	December 31, 2012		December 31, 2011
	Minimum future lease payments	Present value of minimum future lease payments	Minimum future lease payments	Present value of minimum future lease payments
No later than one year	10,506	10,415	16,799	16,468
Later than one year and not later than five years	—	—	7,573	7,509
Total finanace lease liabilities	10,506	10,415	24,372	23,977

Included in the financial statements as:
Current	10,506	10,415	16,799	16,468
Non-current	—	—	7,573	7,509

The finance loan relates to the Mining Fleet Sublease with a remaining lease term of nine months expiring September, 2013. Minimum future lease payments consist of three payments over the term of the loan. Interest is calculated at LIBOR plus a margin paid quarterly in arrears. Due to the variable nature of the interest repayments the table above excludes all future interest amounts.

31.       CONTINGENT LIABILITIES

The Company confirmed directly or via its holding subsidiaries that it will continue to provide financial support to its subsidiaries to enable them to meet their obligations as they fall due for a period of not less than 12 months.

Subsequent to year-end in January 2013, Sabodala Mining Company SARL (“SMC”) received a tax assessment from the Senegalese tax authorities of approximately $6 million (including penalties) claiming withholding tax on payments made to foreign service providers.  We have reviewed the assessment with our legal counsel and are confident that they are primarily without merit.  This matter is still being reviewed and considered with the Tax authorities in Senegal and Teranga is committed to paying all taxes deemed legitimately due.  SMC responded to the tax assessment in February 2013 challenging all of it except for approximately $50,000 relating to withholding taxes on payments made in 2008.

In December 2012, Sabodala Gold Operations SA (“SGO”) received a tax assessment from the Senegalese tax authorities claiming withholding taxes of approximately $6 million on amounts considered as distributions, contribution of land built properties, withholding tax on salaries, withholding tax on payments made to foreign providers and special contributions on mining products.  SGO responded to the tax assessment including evidence supporting treatment of withholding taxes in accordance with the General Tax Code in Senegal.  We have reviewed the assessment with our legal counsel and are confident that they are without merit and that these issues will be resolved with no or an immaterial amount of tax due.

In January 2012, the Official Journal of the Republic of Senegal issued notice of a new financial act that would impose a 5 percent “contribution” on the sale of products from mines and quarries.  In April SGO received an official request by the tax authorities in Senegal, followed by a follow-up request in May for payment of 5 percent of gold sales completed in March pursuant to this new financial act.  SGO has challenged the assessment under this new 5 percent tax citing the fiscal stability provisions included in its Sabodala Mining Convention, based on the opinions received from both national and international counsel. During the fourth quarter of 2012, the Government of Senegal issued a second assessment relating to gold sales during the second quarter. Should this issue not be resolved with the Government of Senegal, we can appeal the government’s decision to apply the tax to the International Chamber of Commerce of Paris pursuant to our rights under our Sabodala Mining Convention. During 2012, the Government of Senegal began enforcement measures against all mining companies impacted by this new tax on mining products.  The Government of Senegal has collected a total of $850,000 from the Company in partial satisfaction of amounts assessed to June 30, 2012.  The potential impact to the Company’s earnings and total cash costs per ounce is approximately $11.6 million and $60 per ounce of gold sold, respectively for the year ended December 31, 2012. The Company’s Consolidated Statement of Comprehensive Income/(Loss) do not reflect this potential impact as management believes that the special contribution tax should not apply to SGO given the fiscal stability provision in its mining convention. The Company continues to challenge the validity of the application of this tax to Sabodala Gold Operations given fiscal stability protections in its Mining Convention and anticipates that a resolution of the matter will be reached with the Government in due course.

During the year 2011, SGO received a tax assessment from the Senegalese tax authorities claiming withholding taxes of approximately $24 million relating to interest paid to SGML Capital under the Mining Fleet Lease facility, director’s fees and services rendered by offshore companies. SGO responded to the tax assessment including evidence supporting treatment of withholding taxes in accordance with the General Tax Code in Senegal. In January 2012 the tax assessment was re-confirmed by the Senegalese tax authorities. We have reviewed the alleged breaches identified by the Senegalese tax authorities with our legal counsel and are confident that they are without merit and that these issues will be resolved with no or an immaterial amount of tax due. As a result, in February 2012 SGO filed a notice to refer the tax assessment to arbitration in accordance with Senegalese laws.  The arbitration ruling is appealable to International Chamber of Commerce of Paris. To date, Senegalese authorities have failed to respond to our requests for a resolution on this matter.

32.       EXPLORATION LICENCES AND JOINTLY CONTROLLED OPERATIONS AND ASSETS

The Company has exploration licences and is a venturer in the following jointly controlled operations and assets:

Name of venture	Principal activity	Interest 2012%
Dembala Berola	Gold exploration	100
Massakounda	Gold exploration	100
Senegal Nominees JV — Bransan	Gold exploration	70
NAFPEC JV — Makana	Gold exploration	80
AXMIN JV — Sabodala NW (i)	Gold exploration	80
AXMIN JV - Heremakono	Gold exploration	80
AXMIN JV - Sounkounkou	Gold exploration	80
Bransan Sud	Gold exploration	100
Sabodala Ouest	Gold exploration	100
Saiansoutou	Gold exploration	100
Garaboureya North	Gold exploration	75

(i)                                     The permit for AXMIN JV — Sabodala NW expired and the Company has applied for an extension.

Exploration commitments and contingent liabilities

Exploration commitments and contingent liabilities are disclosed in Notes 29.

33.       CONTROLLED ENTITIES

	Country of Incorporation	Percentage owned 2012
Controlled entities consolidated
Teranga Gold B.V.I. (i)	B.V.I.	100
Teranga Gold (USA) Corporation	USA	100
Sabodala Gold (Mauritius) Limited (ii)	Mauritius	100
SGML (Capital) Limited	Mauritius	100

Subsidiaries of Sabodala Gold (Mauritius) Limited:
Sabodala Mining Company SARL (ii)	Senegal	100
Sabodala Gold Operations SA(iii)	Senegal	90

(i)             Teranga Gold (B.V.I.) Corporation, a wholly owned subsidiary of Teranga Gold Corporation, was incorporated under the BVI Business Companies Act, 2004 on November 10, 2010.  In connection with the Demerger Arrangement and pursuant to a deed of assignment of debt among Teranga Gold Corporation, Teranga Gold (B.V.I) Corporation, MDL Gold Limited, Sabodala Gold (Mauritius) Limited and Sabodala Gold Operations SA dated November 23, 2010, Teranga Gold (B.V.I.) Corporation took assignment of an inter-corporate receivable of $234,300,000 owed by Sabodala Gold Operations SA to Sabodala Gold (Mauritius) Limited as assigned to MDL Gold Limited in consideration for 1,000,000 ordinary shares of Teranga Gold (B.V.I.) Corporation registered in the name of Teranga Gold Corporation.

(ii)          Pursuant to the Uniform Act (OHADA) governing the Company’s “SA” Senegalese subsidiaries, the board of directors must have at least three and no more than 12 directors (other than in particular circumstances).  Members of the board do not have to be shareholders; however, no more than one-third of the members of the board may be non-shareholders.

Teranga is the majority (90%) shareholder of SGO through its wholly-owned subsidiary Sabodala Gold (Mauritius) Limited. A sufficient number of directors representing SGML (the Mauritius holding company) were elected to the board of directors of SGO, in addition to the two resident directors with executive responsibility, to ensure adequate representation at all board meetings, the minority shareholder (Republic of Senegal) being entitled to two board seats, one representing the State and the other being held by a non-shareholder Senegalese public servant.  To meet the requisite shareholder requirement for the board of directors of SGO, five of the current board members (4 of which are also directors of SGML) were issued one share each for a total of 0.5% in SGO with the other 89.5% issued to and held by the Mauritian parent SGML.  On death or resignation, a share individually held would be transferred to another representative of SGML or added to its current 89.5% shareholding according to the circumstances at the time.

(iii)       Under the terms of the SGO project finance facility, SGML and SGO have pledged their shares in favour of Macquarie Bank Limited as security.

34.       CASH FLOW INFORMATION

a.              Reconciliation of cash and cash equivalents

Cash at the end of the reporting period as shown in the statement of cash flows is reconciled to items in the statement of financial position as follows:

	December 31, 2012	December 31, 2011
Cash at bank	39,722	5,780
Short-term investments with maturity less than 90 days	—	1,690
Total cash and cash equivalents	39,722	7,470

b.              Reconciliation of change in working capital

	Twelve months ended December 31, 2012	Fifteen months ended December 31, 2011
Changes in working capital
Decrease/(increase) in trade and other receivables	13,965	(18,707)
Decrease/(increase) in other assets	5,915	(10,062)
Increase in inventories	(42,826)	(25,869)
Increase in trade and other payables	5,660	21,332
Increase in provisions	1,030	258
Net increase in working capital	(16,256)	(33,048)

c.               Cash balances restricted for use

During the second quarter of 2012, the Company amended its existing Facility Agreement with Macquarie Bank Limited. As part of the amendment, Macquarie Bank Limited has agreed to recognize Project Completion as occurring and to remove the requirement to hold the restricted cash. As at December 31, 2012, the Company had no restrictions on cash balances (2011 - $3.0 million)

35.       FINANCIAL INSTRUMENTS

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

a.              Capital risk management

The Company’s objectives when managing its capital are to safeguard the Company’s ability to continue as a going concern while maximizing the return to stakeholders through optimization of the debt and equity balance.

The capital structure of the Company consists of cash and cash equivalents, debt, and equity attributable to equity holders of the parent, comprising issued capital, reserves and accumulated losses. The Company is not subject to any externally imposed capital requirements.

Management believes that the cash and cash equivalents at December 31, 2012, together with expected future cash flows from operations is sufficient to support the Company’s liquidity requirements.

The leverage ratio as at December 31, 2012 was as follows:

	December 31, 2012	December 31, 2011
Borrowings	(68,608)	(23,977)
Cash and cash equivalents	39,722	7,470
Short-term investments	—	593
Net cash	(28,886)	(15,914)

Equity attributable to the shareholders	362,777	272,382

Net cash to equity ratio	-8%	-6%

b.              Categories of financial instruments

As at December 31, 2012 and 2011, the Company’s financial instruments consisted of cash and cash equivalents, trade and other receivables, trade and other payables, borrowings and derivative financial assets and liabilities.

The following table illustrates the classification of the Company’s financial instruments as at December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
Financial assets:
Loans and receivables
Cash and cash equivalents	39,722	7,470
Restricted cash	—	3,004
Short-term investments	—	593
Trade and other receivable	6,482	20,447
Assets at fair value through profit or loss
Financial derivative assets	456	2,820
Available-for-sale
Available-for-sale financial assets	15,010	19,800

Financial liabilities :
Other financial liabilities at amortized cost
Borrowings	68,608	23,977
Trade and other payables	44,823	43,238
Liabilities at fair value through profit and loss
Financial derivative liabilities	51,548	129,559

c.               Commodity market risk

Market risk represents the potential loss that can be caused by a change in the market value of financial instruments.  The Company’s exposure to market risk is determined by a number of factors, including foreign exchange rates and commodity prices. The Company is exposed to movements in the gold price.  As part of the risk management policy the Company has entered into gold forward sales contracts and oil hedge contracts to reduce exposure to unpredictable market fluctuations. The Company has elected not to apply hedge accounting for these instruments.

Derivative financial instruments

	December 31, 2012	December 31, 2011
Financial derivative assets :
Oil hedge contracts	456	2,820

Disclosed as:
Current	456	2,288
Non-current	—	532

Financial derivative liabilities:
Gold flat forward contracts	51,548	129,559
Disclosed as:
Current	51,548	79,241
Non-current	—	50,318

Gold forward contracts and oil hedge contracts

	December 31, 2012			December 31, 2012
	Gold Forward Contracts			Oil Hedge Contracts
	Ounces	US$/ounce	Fair Value	BBL	US$/BBL	Fair Value
Within 1 year	59,789	803	51,548	20,000	70	456
Between 1 and 2 years	—	—	—	—	—	—
Total	59,789	803	51,548	20,000	70	456

	December 31, 2011 Gold Forward Contracts			December 31, 2011 Oil Hedge Contracts
	Ounces	$/ounce	Fair Value	BBL	$/BBL	Fair Value
Within 1 year	108,500	837	79,241	80,000	70	2,288
Between 1 and 2 years	66,000	807	50,318	20,000	70	532
Total	174,500	826	129,559	100,000	70	2,820

At December 31, 2012, the gold spot price was $1,644 per ounce and the oil price was $92 per barrel.

As the Company has elected not to adopt hedge accounting, movements in the fair value of these contracts are accounted for through the statement of comprehensive income/(loss).

Sensitivity analysis

The following table summarizes the sensitivity of financial assets and financial liabilities held at reporting date to movement in gold and oil commodity rates, with all other variables held constant.  A 10% movement for gold and oil rates represents management’s assessment of the reasonably possible change.

	Financial Assets		Financial Liabilities
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Gold forward contracts
Profit or loss	—	—	9,934	27,289
Other equity	—	—	—	—

Oil hedge contracts
Profit or loss	186	978	—	—
Other equity	—	—	—	—

d.              Foreign currency risk management

The Company has certain financial instruments denominated in CFA Franc, EUR, CAD, AUD and other currencies.  Consequently, the Company is exposed to the risk that the exchange rate of the USD relative to the CFA Franc, CAD, AUD, EUR and other currencies may change in a manner which has a material effect on the reported values of the Company’s assets and liabilities which are denominated in the CFA Franc, EUR, CAD, AUD and other currencies.

The carrying amounts of the Company’s foreign currency denominated monetary assets and monetary liabilities that are denominated in a currency other than the functional currency is as follows:

	Financial Assets		Financial Liabilities
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
CAD	483	2,627	2,398	2,204
CFA Franc (XOF)	2,349	4,494	30,672	23,118
AUD	213	837	898	3,809
EUR	1,486	189	3,714	6,357
Other	250	963	118	1,449

Foreign currency sensitivity analysis

The Company is mainly exposed to CFA Franc, EUR, CAD and AUD. Ten percent represents management’s assessment of the reasonably possible change in foreign exchange rates.  Sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at period end for a 10% change in the functional currency rates.  A negative number indicates a decrease in profit or equity where the functional currency strengthens 10% against the relevant currency for monetary assets and where the functional currency weakens against the relevant currency for monetary liabilities. For a 10% weakening of USD against the relevant currency for monetary assets and a 10% strengthening for monetary liabilities, there would be an equal and opposite impact on net assets and the balances would be positive.

	Financial Assets		Financial Liabilities
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
CFA Franc (XOF) Impact
Profit or loss	235	449	3,067	2,312
Other equity	—	—	—	—

EUR Impact
Profit or loss	149	19	371	636
Other equity	—	—	—	—

CAD Impact
Profit or loss	48	263	240	220
Other equity	—	—	—	—

AUD Impact
Profit or loss	21	84	90	381
Other equity	—	—	—	—

Foreign currency exchange contracts

The Company has not entered into forward exchange contracts to buy or sell specified amounts of foreign currencies in the future at stipulated exchange rates.

e.               Interest rate risk management

Interest rate risk is the risk that the value of a financial instrument will fluctuate because of changes in the market interest rates. The Company has exposure to interest rate risk relating to its bank balances and external borrowings.

The following table illustrates the classification of the Company’s financial instruments which are exposed to interest rate risk as at December 31, 2012 and 2011.

	December 31, 2012	December 31, 2011
Financial assets
Cash and cash equivalents	39,722	7,470
Short-term investments	—	593
Restricted cash	—	3,004
Total	39,722	11,067

Financial liabilities
Borrowings	68,608	23,977
Total	(28,886)	(12,910)

The Company’s interest rate on its borrowings is calculated at LIBOR plus 3 percent, 4.25 percent or 10 percent margin.

Interest rate sensitivity analysis

If interest rates had been higher or lower by 50 basis points and all other variables were held constant, the profit and net assets would increase or decrease by:

	Financial Assets		Financial Liabilities
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Profit or loss	131	279	312	107
Other equity	—	—	—	—

f.                Credit risk management

The Company’s credit risk is primarily attributable to cash, cash equivalents and derivative financial instruments.  The Company does not have any significant credit risk exposure as cash and cash equivalents are held with Canadian banks. The Company has adopted a strategy to minimize its credit risk by substantially investing in sovereign debt issued by Canadian Agencies, Provinces and the Federal Governments of Canada.

The Company does not have significant credit risk exposure on accounts receivable as all gold sales are executed through Macquarie Bank, an AAA rated bank. Gold production is either delivered into forward sales contracts with Macquarie or sold into the spot market and deposited into the Company’s bank account.

The Company is exposed to the credit risk of Senegal and France banks that disburse cash on behalf of its Senegal subsidiaries. The Company manages its Senegal and France bank credit risk by centralizing custody, control and management of its surplus cash resources in Canada at the corporate office and only transferring money to its subsidiary based on immediate cash requirements, thereby mitigating exposure to Senegal banks.

g.              Liquidity risk management

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The Company monitors its risk of a shortage using projected cash flows and by monitoring the maturity of both its financial assets and liabilities.

Cash flow forecasting is performed in the operating entity of the group and combined by the Company’s finance group. The Company’s finance group monitors the liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom in its proceeds account so that the Company does not breach any of its covenants. Surplus cash held by the Corporate office is invested in short term investments issued by Canadian bank and in sovereign debt issued by Canadian Agencies, Provinces and the Federal Governments of Canada.

Liquidity tables

The following tables detail the Company’s remaining contractual maturity for its financial liabilities. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay.  The table includes both interest and principal cash flows.

	Weighted			Due between
	average effective		Due one to three	three months to	Due one to five
	interest rate %	Due on demand	months	one year	years
Financial Liabilities
December 31, 2012
Non-interest bearing	—	30,121	—	10,927	—
Variable interest rate instruments	3.31%	—	2,400	1,706	—
Variable interest rate instruments	4.46%	—	2,133	4,266	—
Fixed interest rate instruments	6.00%	3,776	—	—	—
Variable interest rate instruments	10.31%	—	—	—	60,000
Derivatives (i)	—	—	15,702	35,846	—
Total		33,897	20,235	52,745	60,000

December 31, 2011
Non-interest bearing	—	33,742	—	5,887	—
Variable interest rate instruments	3.37%	—	2,800	13,999	7,573
Fixed interest rate instruments	6.00%	—	2,707	902	—
Derivatives (i)	—	—	—	79,241	50,318
Total		33,742	5,507	100,029	57,891

	Weighted			Due between
	average effective		Due one to three	three months to	Due one to five
	interest rate %	Due on demand	months	one year	years
Financial Assets
December 31, 2012
Non-interest bearing	—	6,482	—	—	—
Derivatives (ii)	—	—	456	—	—
Total		6,482	456	—	—

December 31, 2011
Non-interest bearing	—	20,447	—	—	—
Derivatives (ii)	—	—	584	1,704	532
Total		20,447	584	1,704	532

(i)  Expected to be settled through delivery of gold.

(ii) Expected to be settled in cash on a net basis.

Management considers that the Company has adequate current assets and forecasted cash flow from operations to manage liquidity risks arising from settlement of current and non-current liabilities.

h.              Fair value of financial instruments

The fair values of financial assets and financial liabilities are determined as follows:

•      the fair value of financial assets and financial liabilities with standard terms and conditions and traded on active liquid markets are determined with reference to quoted market prices; and

•  the fair value of derivative instruments are calculated using quoted prices and option pricing models.

Management considers that the carrying amounts of financial assets and financial liabilities recorded at amortized cost in the financial statements approximate their fair value for the Company, as they represent short-term trade amounts.

Fair value hierarchy

The Company values instruments carried at fair value using quoted market prices, where available. Quoted market prices represent a Level 1 valuation. When quoted market prices are not available, the Company maximizes the use of observable inputs within valuation models. When all significant inputs are observable, the valuation is classified as Level 2. Valuations that require the significant use of unobservable inputs are considered Level 3.

The following table outlines financial assets and liabilities measured at fair value in the consolidated financial statements and the level of the inputs used to determine those fair values in the context of the hierarchy as defined above:

	Financial assets
	Level 1	Level 2	Level 3	Total
December 31, 2012
Available-for-sale financial assets	15,010	—	—	15,010
Derivative financial assets	—	456	—	456
Total	15,010	456	—	15,466

December 31, 2011
Available-for-sale financial assets	19,800	—	—	19,800
Derivative financial assets	—	2,820	—	2,820
Total	19,800	2,820	—	22,620

	Financial liabilities
	Level 1	Level 2	Level 3	Total
December 31, 2012
Derivative financial liabilities	—	51,548	—	51,548
Total	—	51,548	—	51,548

December 31, 2011
Derivative financial liabilities	—	129,559	—	129,559
Total	—	129,559	—	129,559

36.       SHARE BASED COMPENSATION

During the third quarter of 2012, the Company introduced a new Fixed Bonus Plan as an alternative to the Company’s existing share based compensation program. Directors, officers, employees and consultants are entitled to receive either stock options under the current Stock Option Plan or Fixed Bonus Plan Units under the new Fixed Bonus Plan.

The share based compensation expense for the twelve and fifteen months ended December 31, 2012 and 2011 totalled $4.7 million and $12.4 million, respectively.

a.              Incentive Stock Option Plan

The Incentive Stock Option Plan (the “Plan”) authorizes the Directors to grant options to purchase shares of the Company to directors, officers, employees and consultants of the Company and its subsidiaries.  The exercise price of the options is determined by the board of directors at the date of grant but in no event shall be less than the five-day weighted average closing price of the common shares as reported on TSX for the period ended on the business day immediately preceding the day on which the option was granted.

The vesting of options is determined by the board of directors at the date of grant. The term of options granted under the Plan is at the discretion of the board of directors, provided that such term cannot exceed ten years from the date of the option is granted.

Each employee share option is convertible into one ordinary share of Teranga on exercise. No amounts are paid or payable by the recipient on receipt of the option. The options carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry subject to the terms of the plan.

During the twelve and fifteen months ended December 31, 2012 and 2011, a total of 3,580,000 and 17,980,000 common share options respectively were granted to directors and employees. During the twelve and fifteen months ended December 31, 2012 and 2011, a total of 4,058,055 and 362,778 options were forfeited, respectively. No stock options were exercised during the twelve and fifteen months ended December 31, 2012 and 2011.

The following stock options were outstanding as at December 31, 2012:

Option series	Number	Grant date	Expiry date	Exercise price (C$)	FV at grant date (C$)
Granted on November 26, 2010	8,513,334	26-Nov-10	26-Nov-20	3.00	1.19
Granted on December 3, 2010	2,225,000	03-Dec-10	03-Dec-20	3.00	1.19
Granted on February 9, 2011	725,000	09-Feb-11	09-Feb-21	3.00	0.99
Granted on April 27, 2011	113,889	27-Apr-11	27-Apr-21	3.00	0.80
Granted on June 14, 2011	455,000	14-Jun-11	14-Jun-21	3.00	0.94
Granted on August 13, 2011	370,000	13-Aug-11	13-Aug-21	3.00	0.82
Granted on December 20, 2011	1,792,778	20-Dec-11	20-Dec-21	3.00	0.61
Granted on February 24, 2012	934,166	24-Feb-12	24-Feb-22	3.00	0.37
Granted on February 24, 2012	300,000	24-Feb-12	24-Feb-22	3.00	1.26
Granted on June 5, 2012	50,000	05-Jun-12	05-Jun-22	3.00	0.17
Granted on September 27, 2012	600,000	27-Sep-12	27-Sep-22	3.00	0.93
Granted on October 9, 2012	600,000	09-Oct-12	06-Oct-22	3.00	1.01
Granted on October 31, 2012	80,000	31-Oct-12	31-Oct-22	3.00	0.52
Granted on October 31, 2012	180,000	31-Oct-12	31-Oct-22	3.00	0.18
Granted on December 3, 2012	200,000	03-Dec-12	03-Dec-22	3.00	0.61

As at December 31, 2012, approximately 7.4 million (2011 - 7 million) options were available for issuance under the Plan.

The estimated fair value of share options is amortized over the period in which the options vest which is normally three years. For those options which vest on single or multiple dates, either on issuance or on meeting milestones

(the “measurement date”), the entire fair value of the vesting options is recognized immediately on the measurement date.

Of the 17,139,167 common share options issued 16,964,167 vest evenly over a three-year period and 175,000 vest based on achievement of certain milestones.  The fair value of options that vest upon achievement of milestones will be recognized based on our best estimate of outcome of achieving our results.

As at December 31, 2012 all outstanding share options have a contractual life of ten years.

Fair value of stock options granted

The fair value at the grant date was calculated using Black-Scholes option pricing model with the following assumptions:

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011
Grant date share price	C$2.10-C$2.58	C$2.14-C$3.00
Exercise price	C$3.00	C$3.00
Range of risk-free interest rate	0.99%-1.43%	1.01%-2.22%
Volatility of the expected market price of share	43.70%-61.62%	53%
Expected life of options	1.25-5.00	3.44
Dividend yield	0%	0%
Forfeiture rate	0%-30%	6.39%

Due to lack of sufficient historical information for the Company, volatility was determined using the existing historical volatility information of the Company’s share price combined with the industry average for comparable-size mining companies.

Movements in shares options during the period

The following reconciled the share options outstanding at the beginning and end of the period:

	Number of options	Weighted average exercise price

Balance at beginning of the period - October 1, 2010	—	—
Granted during the period	17,980,000	C$3.00
Forfeited during the period	(362,778)	C$3.00
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of the period - December 31, 2011	17,617,222	C$3.00

Granted during the period	3,580,000	C$3.00
Forfeited during the period	(4,058,055)	C$3.00
Exercised during the period	—	—
Expired during the period	—	—
Balance at end of the period - December 31, 2012	17,139,167	C$3.00

Number of options exercisable - December 31, 2011	5,133,604
Number of options exercisable - December 31, 2012	10,736,662

b.              Fixed Bonus Plan

The Fixed Bonus Plan authorizes the Directors to grant Fixed Bonus Plan Units (“Units”) to officers and employees of the Company and its subsidiaries in lieu of participating in Stock Option Plan.  Each Unit entitles the holder upon exercise to receive a cash payment equal to the closing price of a common share of Teranga on the Toronto Stock Exchange (“TSX”) on the business day prior to the date of exercise, less the exercise price.  Units may be exercised at any time from the date of vesting to the date of their expiry subject to the terms of the plan. Units are not transferable or assignable.

The exercise price of each Unit is determined by the board of directors at the date of grant but in no event shall be less than the five-day weighted average closing price of the common shares as reported on TSX for the period ended on the business day immediately preceding the day on which the option was granted.

The vesting of the Units is determined by the board of directors at the date of grant. The term of Units granted under the Fixed Bonus Plan is at the discretion of the board of directors, provided that such term cannot exceed ten years from the date that the Units are granted.

The Fixed Bonus Plan was introduced during the third quarter of 2012. As at December 31, 2012 a total of 1,440,000 Units were granted to employees.  During 2012, no Units were forfeited or exercised.

As at December 31, 2012, there were 1,440,000 Units outstanding that were granted on August 8, 2012 with expiry dates ranging from November 24, 2020 through to February 24, 2022.  The Units each have an exercise price of C$3.00 and have fair values at December 31, 2012 in the range of C$0.23 to C$1.03 per Unit.

The estimated fair values of the Units are amortized over the period in which the Units vest.  Of the 1,440,000 Units issued, 50% vested upon issuance, 25% vest on December 31, 2012 and 25% vest on December 31, 2013.

Fair value of Units granted

The fair value was calculated using Black-Scholes pricing model with the following assumptions:

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Share price at the end of the period	$2.26	—
Exercise price	C$3.00	—
Range of risk-free interest rate	1.13-1.38%	—
Volatility of the expected market price of share	43.70%-61.62%	—
Expected life of options	1.25-5.00	—
Dividend yield	0%	—
Forfeiture rate	6%-30%	—

Due to lack of sufficient historical information for the Company, volatility was determined using the existing historical volatility information of the Company’s share price combined with the industry average for comparable-size mining companies.

37.       SEGMENT REPORTING

The Company has one reportable operating segment under IFRS 8 operating segments relating to the gold activity.

Geographical information

The Company operates in two geographical areas, predominantly in Senegal (West Africa) and Mauritius.

The following table discloses the Company’s revenue by geographical location:

	Twelve months ended	Fifteen months ended
	December 31, 2012	December 31, 2011

Republic of Senegal – revenue from gold and silver sales	350,520	236,873
Republic of Senegal – Other revenue	31	39
Mauritius	—	—
Canada	5	809
Total	350,556	237,721

The following is an analysis of the Company’s non-current assets by geographical location:

	December 31, 2012	December 31, 2011
		(Note 4)

Republic of Senegal	391,638	356,731
Mauritius	—	4,088
Canada	1,778	1,075
Total	393,416	361,894

Information about major customers

Gold sales revenue from one customer for the twelve and fifteen months ended December 31, 2012 and 2011 were $351 million and $237 million, respectively.

38.       KEY MANAGEMENT PERSONNEL COMPENSATION

The Company considers key members of management to include the Executive Chairman, President and CEO, Non-executive Director’s, Vice Presidents and the General Manager and Government Relations Manager of SGO.

The remuneration of the key members of management includes 15 members during the twelve months ended December 31, 2012 and 13 members during the fifteen months ended December 31, 2011.  The remuneration during the twelve and fifteen months ended December 31, 2012 and 2011 is as follows:

	Short term benefits			Cash settled share based payments - value vested during the period	Equity settled share based payments - value vested during the period
	Salary and Fees	Non-Cash Benefits	Cash Bonus	Options	Options	Total

For the twelve months ended December 31, 2012
Compensation	3,556	68	1,152	898	2,684	8,358

For fifteen months ended December 31, 2011
Compensation	3,567	21	435	—	8,729	12,752

39.       RELATED PARTY TRANSACTIONS

a.              Equity interests in related parties

Details of percentages of ordinary shares held in subsidiaries are disclosed in Note 33.

b.              Transactions with key management personnel

Details of key management personnel compensation are disclosed in Notes 38.

No loans were made to directors or director-related entities during the period.

c.               Transactions with other related parties

The Company has no payable to or receivable from other related parties as at December 31, 2012 and 2011.

40.       APPROVAL OF THE CONSOLIDATED FINANCIAL STATEMENTS

These consolidated financial statements were approved by the Board of Directors on February 20, 2013.